                                                                EXHIBIT 10.1


                    TERM LOAN AND SECURITY MASTER AGREEMENT



                                    Between


                            VENUS DEVELOPMENT, INC.




                                      and



                      STRATUM GROUP ENERGY PARTNERS, L.P.



                        _______________________________



                                  Dated as of
                                October 8, 1996

                               TABLE OF CONTENTS


                                                                                   Page
                                                                                   ----
ARTICLE I    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II   The Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

ARTICLE III  Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

ARTICLE IV   Inducing Representations  . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE V    Financial Statements and Information; Certain Notices to Lender . . .   27

ARTICLE VI   Acquisition Agreements  . . . . . . . . . . . . . . . . . . . . . . .   30

ARTICLE VII  Special Provisions Relating to Equipment  . . . . . . . . . . . . . .   31

ARTICLE VIII Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . .   32

ARTICLE IX   Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . .   39

ARTICLE X    Further Rights of Lender  . . . . . . . . . . . . . . . . . . . . . .   42

ARTICLE XI   Closing; Conditions Precedent to Closing  . . . . . . . . . . . . . .   44

ARTICLE XII  Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . .   46

ARTICLE XIII Remedies of Lender  . . . . . . . . . . . . . . . . . . . . . . . . .   49

ARTICLE XIV  General Provisions  . . . . . . . . . . . . . . . . . . . . . . . . .   51


                                     ANNEX
                                     -----

Annex A      List of Closing Documents

                                    EXHIBITS

Exhibit 1. Descriptions of the Properties; Agreements Constituting Collateral; Permitted Encumbrances; Wells

Exhibit  2.  Inventory of Equipment

Exhibit  3.  Lender's Interest Conveyance

Exhibit  4.  List of Operating Agreements and Operators

Exhibit  5.  Form of Property Operating Statement

Exhibit  6.  Acquisition Agreements

Exhibit  7.  Term Note

Exhibit 8. Notice of Security Interest to Borrower's Account Debtors, Purchasers of Hydrocarbons, Operators and other Obligors

Exhibit  9.  Schedule of Shareholders and Share Ownership

Exhibit 10.  Opinion of Counsel to Borrower to be delivered at the Closing

Exhibit 11.  Financial Statements of Borrower

Exhibit 12.  Development Program

Exhibit 13.  Reserve Report

Exhibit 14.  Example of Market Price Calculations

Exhibit 15.  Form of Pledge and Security Agreement

Exhibit 16.  Forms of Purchase and Sale Option Agreements

Exhibit 17.  [Reserved]

Exhibit 18.  Form of Swap Agreement

Exhibit 19.  Form of Drawdown Request

Exhibit 20.  Contract Operating Agreement

Exhibit 21.  Equity Conversion Agreement

Exhibit 22.  Lease Operating Expenses

Exhibit 23.  Warrant Issuance Agreement

Exhibit 24.  List of Joint Venture Partners

Exhibit 25.  List of Calls on Production

Exhibit 26.  List of Wells with Depth Limits

Exhibit 27. Form of Deed of Trust, Mortgage, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing

SCHEDULE

                 THIS TERM LOAN AND SECURITY MASTER AGREEMENT (the "Master Agreement"), which includes the schedule (the "Schedule") attached hereto, made this 8th day of October, 1996, between Venus Development,Inc., a Texas corporation, having its principal executive office and place of business at 700
N. St. Mary's Street, San Antonio, Texas 78205-3512 ("Borrower"), and STRATUM GROUP ENERGY PARTNERS, L.P., a Delaware limited partnership, having an office at 650 Fifth Avenue, 24th Floor, New York, New York 10019 ("Lender").


                                   ARTICLE 1.

                                  Definitions

1. As used herein and in the Schedule, the following terms shall have the following meanings and, as the context requires, the singular shall include the plural:

     "AFE" shall have the meaning assigned to such term in Section 5.10 of this Master Agreement.

     "Acquisition Agreements" shall mean the agreements listed in Exhibit 6.

     "Additional Loan" shall have the meaning assigned to such term in Section
14.3 of this Master Agreement.

     "Affiliate" shall mean as to any Person (as hereinafter defined), any other Person who directly or indirectly controls, is under common control with, or is controlled by such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event (i) any Person who owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person, and (ii) any subsidiary of Borrower shall be deemed to be an Affiliate of Borrower.

     "AMI" shall mean an Area of Mutual Interest, the boundaries of which shall be defined in the Schedule.

     "Basic Documents" shall mean Leases (as hereinafter defined); Operating Agreements (as hereinafter defined); Acquisition Agreements; Hydrocarbon purchase, sales, processing, gathering, treatment, compression and transportation agreements; farmout or farm-in agreements; unitization agreements; joint venture, exploration, limited or general partnership, dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; salt water disposal agreements, servicing contracts; easement and/or pooling agreements; surface leases, permits, licenses, servitudes or other interests appertaining to the Properties and all other executory contracts and agreements relating to the Properties.

     "Basis Differential" shall mean the difference between the average NYMEX prices for a given period of time as specified in the Schedule preceding the effective date of the Reserve Report and the average price received at the wellhead for the same period preceding the effective date.

     "Borrower" shall have the meaning assigned to such term in the first paragraph of this Master Agreement.

     "Borrower's Parent" shall mean the company or Persons specified in the Schedule as owning or controlling Borrower.

     "Business Day" shall mean any day that is not a Saturday or Sunday and that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law or executive order to close.

     "Cash Balance Account" shall have the meaning assigned to such term in
Section 2.9 of this Master Agreement.

     "Cash Flow Sharing Percentage" shall mean the percentage or percentages outlined in the Schedule.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Closing" shall mean the date of execution and delivery by Borrower and/or other applicable parties to Lender of this Master Agreement, the Term Notes (as hereinafter defined), the other Security Documents (as hereinafter defined) and other related documents pursuant to Section 11.2 hereof.

     "Closing Date" shall have the meaning assigned to such term in Section
11.1 of this Master Agreement.

     "Collateral" shall mean (i) all of the right, title and interest owned or acquired by Borrower, of every kind, nature and description, in any or all of the Properties, and all of Borrower's present and future movable and immovable, corporeal and incorporeal, real and personal property relating thereto of every kind, nature and description and wherever located,





                                     Page 2
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including, without limitation, the Hydrocarbons (as hereinafter defined),
Equipment (as hereinafter defined), all of Borrower's goods, accounts, contract rights, money, deposit accounts, claims, receivables, inventory, real property and all appurtenances thereto, licenses, permits, Leases, insurance proceeds, and other general intangibles (including tax refunds and any claims for tax refunds), all books and records with respect to all of the foregoing, including any seismic or geological data owned or controlled by Borrower or Borrower's Parent to the extent Borrower or Borrower's Parent has the rights to such data, the interests of the Borrower in the Acquisition Agreements, transportation, processing agreements, delivery agreements, and other similar agreements listed in Exhibit 1 annexed hereto and all products and proceeds of all of the foregoing,(ii) all of the outstanding ownership interests in Borrower held by the shareholders of Borrower which shall be held in escrow by the Lender pursuant to the Pledge Agreement attached hereto as Exhibit 15; and (iii) any additional items listed as such in the Schedule.

     "Collateral Coverage Ratio" shall equal (at any particular time of determination) the ratio of (a) the Collateral Value to (b) the outstanding principal and accrued and unpaid interest on the Term Loan(s)(s).

     "Collateral Value" shall mean, when calculated for the Properties, the sum of (a) + (b) + (c); where:

(a) the present value (calculated using the "discount rate" of 10% per annum) of the future net operating cash flow from proved developed producing reserves with the annual quantity of those reserves risked (reduced) by a percentage set forth in the Schedule, provided however, those proved developed producing reserves that have been producing for less than six months shall be risked (reduced) by a different percentage as set forth in the Schedule;

(b) the present value (calculated using the "discount rate" of 10% per annum) of the future net operating cash flow from proved developed non-producing reserves with the annual quantity of those reserves risked (reduced) by a percentage set forth in the Schedule; and

(c) the present value (calculated using the "discount rate" of 10% per annum) of the future net operating cash flow from proved undeveloped reserves with the annual quantity of those reserves risked (reduced) by a percentage set forth in the Schedule. Proved developed non-producing and proved undeveloped reserves shall contribute no more to the Collateral Value than the percentage specified in the Schedule.

     The above calculation shall be based on the following assumptions:

          (i) Reserves shall be adjusted for cumulative production since the effective date of the most recent Reserve Report or the most recent determination of the Collateral Value, whichever is applicable.





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          (ii) (A) For all Crude Oil and Natural Gas to be sold by Borrower on a fixed price basis pursuant to any bona fide contract or with respect to which the price has been hedged pursuant to any New York Mercantile Exchange contract or bona fide price swap agreement or arrangement, including any Price Protection Agreement (such contract, agreement or hedging arrangement acceptable to Lender), the price applied to such reserves shall be such fixed price (as adjusted for appropriate quality, transportation and location differentials) for such volumes as indicated in such contract, agreement or arrangement.

               (B) The price applied to all Crude Oil and Natural Gas which is not subject to any hedging agreement shall be the Market Price (as defined below) less the Basis Differential. Market Price for each year in which NYMEX future prices are quoted for every month of such years shall mean the price calculated by taking the average of the NYMEX settlement prices on the Pricing Date for each year or partial year (provided that if the first year of the Reserve Report is a partial year, the NYMEX prices for months which are not included in the Reserve Report will not be included in the average price calculation for that year). For years in which NYMEX future prices are quoted for some, but not all, of the months in the year, the Market Price shall be calculated by first calculating interpolated prices for the months not quoted and then averaging the NYMEX prices with those interpolated prices. For each year in which NYMEX future prices are not quoted for any month, the Market Price shall be calculated by taking the average of NYMEX settlement prices on the Pricing Date for the last year for which NYMEX prices are quoted. An example of Market Price calculations is attached as Exhibit 14.

          (iii) Reserves shall be adjusted to reflect revisions to volume estimates of reserves since the effective date of the last Reserve Report.

          (iv) Projected operating expenses shall be adjusted to reflect (i) actual expense levels incurred since the effective date of the last Reserve Report and (ii) projected increases or decreases in anticipated operating expense levels. Operating expenses will not be risked (reduced) when calculating Collateral Value.

          (v) Although the Reserve Report may include probable and possible reserves, in calculating the Collateral Value, no value shall be given to such probable and possible reserves, acreage or production equipment.

          (vi) Collateral Value shall be calculated net of  Lender's Interest.

     "Contract Operating Agreement" shall have the meaning assigned to such term in the Schedule.

     "COPAS" shall mean The Accounting Procedure Joint Operations Recommended by the Council of Petroleum Accountants.





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
     "Crude Oil" shall mean all crude oil and/or condensate.

     "Crude Oil Purchase and Sale Option Agreement" shall mean the agreement dated as of the Closing Date pursuant to which Borrower has granted to Lender as Purchaser the right to purchase from Borrower Crude Oil produced from or allocable to certain Properties which Borrower has the right to sell, substantially in the form annexed hereto as Exhibit 16.

     "Cure Period" shall have the meaning assigned to such term in Section
12.1.

     "Debtor Relief Laws" shall mean all applicable liquidation, conservatorship, bankruptcy, insolvency, rearrangement, moratorium, reorganization, or similar debtor relief laws affecting the rights of creditors generally from time to time in effect.

     "Default" shall mean an event which with the lapse of an applicable Cure Period would become an Event of Default.

     "Default Rate" shall have the meaning assigned to such term in Section 2.5(b) of this Master Agreement.

     "Defensible Title" shall mean:

     (a) with respect to each Property, such title that (i) entitles Borrower to receive (free and clear of all royalties, overriding royalties or net profits interests, except the Lender's Interest, or other burdens on or measured by production of Hydrocarbons and associated gases) not less than the Net Revenue Interest, as indicated on Exhibit 1 annexed hereto, of Borrower in all Hydrocarbons produced, saved and marketed from such Property for the productive life of such Property, free and clear of any security interest, lien, encumbrance, mortgage, claim, security agreement or other charge, other than the Permitted Encumbrances and any liens, mortgages and security interests and property interests which are in favor of Lender and its Affiliates or are permitted hereunder; and (ii) obligates Borrower to bear costs and expenses relating to the maintenance, development and operation of such Property in an amount not greater than the Working Interest of Borrower for the productive life of such Property, as indicated on Exhibit 1 annexed hereto; and

     (b) with respect to any Royalty Interests, net profits interests and/or production interests, to the extent such rights are or have been acquired by Borrower, good and valid title to such interests.

     "Development Costs" shall mean actual costs incurred by, or on behalf of, Borrower in connection with the development of the Properties, including without limitation, costs of drilling, testing, re-entering, re-working, injection, completion, equipping, plugging, abandonment and restoration in accordance with the Development Program outlined in the Exhibit 12 hereto.

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     "Development Program" shall mean the projected program for the development of the Properties as outlined in Exhibit 12 annexed hereto.

     "Drawdown Fee" shall mean a fee payable to Lender by Borrower upon each drawdown in an amount set forth in the Schedule.

     "Engineers" shall mean any of the engineering firms listed in the Schedule or such other independent petroleum engineering firms acceptable to Lender.

     "Environmental and Safety Regulations" shall mean all applicable federal, state or local laws, ordinances, codes, rules, orders and regulations with respect to any environmental, pollution, toxic or hazardous waste or health and safety law, including, without limitation, those promulgated by the EPA, the Federal Energy Regulatory Commission, the Department of Energy, the Occupational Safety and Health Administration, the Department of the Interior, MMS (as hereinafter defined), or any other federal or state regulatory agency, or any of their predecessor or successor agencies.

     "EPA" shall mean the United States Environmental Protection Agency, or any successor thereto.

     "Equipment" shall mean all surface or subsurface machinery, goods, equipment, fixtures, inventory, facilities, supplies or other personal or movable property of whatsoever kind or nature (excluding property taken to the premises for temporary uses) described in Exhibit 2 annexed hereto now or hereafter located on or under any of the lands attributable to the Properties which are used for the production, gathering, treatment, processing, storage or transportation of Hydrocarbons (together with all accessions, additions and attachments to any thereof), including, without limitation, all oil wells, gas wells, water wells, injection wells, casing, tubing, tubular goods, rods, pumping units and engines, christmas trees, platforms, derricks, separators, compressors, gun barrels, flow lines, tanks, gas systems (for gathering, treating and compression), pipelines (including gathering lines, laterals and trunklines), chemicals, solutions, water systems (for treating, disposal and injection), power plants, poles, lines, transformers, starters and controllers, machine shops, tools, storage yards and equipment stored therein, telegraph, telephone and other communication systems, loading docks, loading racks, shipping facilities, platforms, well equipment, meters, motors, pumps, tankage, regulators, furniture, fixtures, automotive equipment, forklifts, storage and handling equipment, together with all additions and accessions thereto, all replacements and all accessories and parts therefor, all manuals, blueprints, documentation and processes, warranties and records in connection therewith, all rights against suppliers, warrantors, manufacturers, sellers or others in connection therewith, and together with all substitutes for any of the foregoing.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

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     "Events of Default" shall have the meaning set forth in Article XII hereof.

     "Fixed Price Obligations" shall mean (i) the schedule of Notional Amounts as specified in the Swap Agreement and/or (ii) the Minimum Delivery Amounts as outlined in the Fixed Price Purchase and Sale Agreement and/or (iii) the Minimum Delivery Amounts or Notional Amounts in any other price protection agreement.

     "Fixed Price Purchase and Sale Agreement" shall mean an agreement pursuant to which Borrower grants to Lender or an affiliate as Purchaser, the right to purchase from Borrower at a fixed price Hydrocarbons produced from or allocable to certain Properties which Borrower has the right to sell, substantially in the form annexed hereto as Exhibit 17.

     "GAAP" shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with applicable laws, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

     "Hazardous Materials" shall mean and include (i) all elements or compounds that are contained in the list of hazardous substances adopted by the EPA and the list of toxic pollutants designated by Congress or the EPA or under any Hazardous Substance Laws (as hereinafter defined), and (ii) any "hazardous waste," "hazardous substance," "toxic substance," "regulated substance," "pollutant" or "contaminant" as defined under any Hazardous Substance Laws.

     "Hazardous Substance Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C.
Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Hazardous Liquid Pipeline Safety Act of 1979, as amended, 40 U.S.C. Section 2001 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Federal Clean Air Act, 42 U.S.C. Section 7401 et seq., any so-called federal, state or local "superfund" or "superlien" statute, and any other federal, state or local law, rule, regulation or ordinance related to the remediation, clean-up or reporting of environmental pollution or contamination or imposing liability (including strict liability) or standards of conduct concerning any Hazardous Materials.

     "H-S-R Act" shall mean the Hart-Scott-Rodino Anti-Trust Improvement Act of 1976, as amended or supplemented from time to time, and the rules and regulations promulgated thereunder.

     "Hydrocarbons" shall mean all Crude Oil, Natural Gas, distillate and sulphur, natural gas liquids and all products recovered in the processing of natural gas liquids, including, without limitation, natural gasoline, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane).

     "Indebtedness" shall mean and include (i) all obligations for borrowed money of any kind or nature, including funded and unfunded debt or guarantees thereof, and (ii) all obligations for the acquisition or use of any fixed asset or improvements thereto, including capitalized leases, which are payable over a period longer than one year or guarantees thereof, regardless of the term thereof or the Person or Persons (each as hereinafter defined) to whom the same is payable; provided, however, that Indebtedness shall not include trade payables incurred in the ordinary course of business.

     "Investment" in any Person shall mean the amount paid or committed to be paid or the value of property or wages contributed or committed to be contributed by the Person making the Investment on its account for or in connection with its acquisition of any stock, bonds, notes, debentures, partnership or other ownership interest or any other security of the Person in whom such Investment is made or any evidence of indebtedness by reason of a loan, advance, extension of credit, guaranty or other similar obligation of any debt, liability or indebtedness of such Person in whom the Investment is made.

     "Lease" or "Leases" shall mean, whether one or more, (i) those certain oil and gas leases set forth in the description of the Properties in Exhibit 1 annexed hereto, comprising a part of such Properties, and any other interests in the Leases and any extension, renewals, corrections, modifications, elections or amendments (such as those relating to unitization) of any such Lease or Leases, or (ii) other oil, gas and/or mineral leases or other interests pertaining to the Properties which may now and hereafter be made subject to the lien of any of the Security Documents and any extension, renewals, corrections, modifications, elections or amendments (such as those relating to unitization) of any such lease or leases.

     "Lease Operating Expenses" shall mean those expenses set forth in the Reserve Report delivered at Closing and made a part of the Contract Operating Agreement, unless otherwise specified in the Schedule.

     "Lender" shall have the meaning assigned to such term in the first paragraph of this Master Agreement.

     "Lender's Closing Expenses" shall mean all fees, expenses and other out-of pocket costs and expenses incurred by Lender in connection with the due diligence, negotiation and preparation of this Master Agreement, the Purchase and Sale Option Agreements, the Price Protection Agreement, Lender's Interest Conveyance, the Pledge Agreement, the Security Documents and all other related documents including but not limited to fees and expenses of Lender's legal counsel and engineering, environmental and other consultants of Lender.

     "Lender's Interest" shall mean the net profits interest and/or the overriding royalty interest, as specified in the Schedule, in the Properties conveyed by Borrower to Lender pursuant to the Lender's Interest Conveyance.

     "Lender's Interest Conveyance" shall mean the Lender's Interest Conveyance, dated of even date herewith, from Borrower to Lender covering the Properties, substantially in the form annexed hereto as Exhibit 3.

     "Lender's Post-Closing Expenses" shall mean all fees, expenses and other out-of-pocket costs and expenses incurred by Lender in connection with the due diligence, negotiation and preparation of the documents delivered pursuant to
Section 11.3 and all related documents, including but not limited to fees and expenses of Lender's legal counsel and engineering, environmental and other consultants of Lender, all of which are incurred after the Closing date as provided in Section 14.4.

     "Loan Termination Date" shall mean the earliest of (i) the date specified in the Schedule as the termination date of the Term Loans, (ii) the date on which Borrower has paid and discharged in full all Obligations (as hereinafter defined) to Lender, or (iii) the date on which Lender has notified Borrower of the acceleration of payment of all Obligations hereunder because of the occurrence of an Event of Default.

     "MMS" shall mean the United States Department of the Interior, Minerals Management Service, or any successor thereto.

     "Named Operators" shall mean the Operators specified in the Schedule.

     "Natural Gas" shall mean all natural gas, and any natural gas liquids and all products recovered in the processing of natural gas (other than condensate), including, without limitation, natural gasoline, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane).

     "Natural Gas Purchase and Sale Option Agreement" shall mean the agreement dated as of the Closing Date pursuant to which Borrower has granted to Lender as Purchaser the right to purchase from Borrower Natural Gas produced from or allocable to certain Properties which Borrower has the right to sell, substantially in the form annexed hereto as Exhibit 16.

     "Net Revenue" shall mean the positive difference between the following Revenues generated and the following Expenses incurred with respect to the Properties from and after the date as indicated in the Schedule:

     "Revenues" (calculated before Lender's Interest):

     (i) Borrower's Net Revenue Interest in all revenue from the sale of Hydrocarbons produced from or allocable to Borrower's Working Interest in the Properties (including any amounts distributed to Borrower from any plugging and abandonment trust or other arrangement relating thereto), plus

     (ii) all revenues or other payments or receipts of Borrower received in settlement, judgment or assignment of claims or litigation, plus

     (iii) revenues from Borrower's share of Royalty Interests, net profits interests and production payments, plus

     (iv) all other revenues received by Borrower, including, all revenues received by Borrower from the blending, treatment, transportation or storage of Hydrocarbons or the treatment, transportation or disposal of water for third parties, payments received by Borrower pursuant to any "take-or-pay" agreement or pursuant to gas balancing arrangements, plus

     (v) all revenue earned by Borrower pursuant to the Price Protection Agreement, plus

     (vi) any other revenues received by Borrower attributable to the Properties, plus

     (vii) any other revenues and payments, including those as described in the Schedule.

     Less the sum of:

     "Expenses"

     (A) the revenues due Lender pursuant to the Lender's Interest Conveyance, plus

     (B) applicable production and property related taxes, plus

     (C) all payments due and payable by Borrower pursuant to the Price Protection Agreement, plus

     (D) Lease Operating Expenses as outlined in the Schedule, plus

     (E) any other expenses as outlined in the Schedule.

     "Net Revenue Interest" shall mean, with respect to any Property, the decimal or percentage share of production from or allocable to such Property, after deduction of all overriding royalties and other burdens on production applicable thereto, that an owner of a Working Interest is entitled to receive.

     "Obligations" shall mean and include all loans and advances (including the Term

Loan), debts, liabilities, obligations, covenants and duties owing by Borrower or any Affiliate of Borrower to Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising, directly or indirectly, under this Master Agreement, the Term Note, the Security Documents, the Price Protection Agreement, the Purchase and Sale Option Agreements, and any other agreement executed in connection herewith, including those listed in the Schedule. The term includes, but is not limited to, all interest, reasonable charges, expenses, consultants' and attorneys' fees and any other sum chargeable to Borrower under this Master Agreement, the Term Note, the Security Documents, including those listed in the Schedule or any other agreement with Lender or any of its Affiliates in connection therewith. Obligations shall not include obligations under the Lender's Interest Conveyance.

     "Operating Agreements" shall mean all operating agreements relating to the Properties, including, without limitation, the agreements listed in Exhibit 4 hereto.

     "Operators" shall mean the Named Operators and any other operators (including contract operators) specified in the Schedule as of Closing and any other Operators as approved by Lender pursuant to Section 10.6 hereof.

     "Origination Fee" shall have the meaning assigned to such term in the Schedule.

     "PDP Collateral Coverage Ratio" shall equal (at any particular time of determination) the ratio of (a) the Collateral Value with respect to proved developed producing reserves only, to (b) the outstanding principal and accrued and unpaid interest on the Term Loan.

     "Permitted Encumbrances" shall mean those liens, encumbrances, agreements and other matters to which the Collateral is subject as set forth in Exhibit 1 annexed hereto.

     "Person" shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization, joint stock company or other similar organization, government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

     "Pledge Agreement" shall mean a Pledge and Security Agreement substantially in the form annexed hereto as Exhibit 15 between the shareholders of Borrower and Lender as further described in paragraph (f) of Article III hereof.

     "Pledged Shares" shall have the meaning assigned to such term in paragraph
(f) of Article III hereof.

     "Price Protection Agreement" shall mean the Swap Agreement, the Fixed Price Purchase and Sale Agreement and any other price protection agreement which Borrower has entered into pursuant to the terms of this Master Agreement.

     "Pricing Date" shall be the date selected as such by the Borrower at its discretion, provided that it is one of the first five Business Days of the month prior to the first month of production in the Reserve Report.

     "Property" or "Properties" shall mean the interests as described in
Exhibit 1 to this Master Agreement, as such Exhibit 1 shall be supplemented during the term of this Master Agreement with additional properties developed or acquired by Borrower including, without limitation, all Leases, subleases, rights of way, farmouts, farmins, operating rights, royalties, overriding royalties, reversionary interests, net profits interests, production payments, working interests, mineral rights and similar mineral interests associated therewith, and all unsevered and unextracted oil, gas and other minerals in, under or attributable to such property and all production from or allocable to such property and the proceeds from the sale thereof and all Equipment and other personal property located thereon or used or obtained in connection therewith, including any interests acquired within the AMI.

     "Property Operating Statement" shall mean the monthly statement, in the form annexed hereto as Exhibit 5, to be delivered by Borrower to Lender, pursuant to Section 2.6 hereof, which details Borrower's Crude Oil and Natural Gas production, revenue and Lease Operating Expenses, and any other income or expenses with respect to each Property for the purpose of determining the Net Revenue.

     "Purchasers of Hydrocarbons" shall mean all Persons, including, without limitation, Lender or an Affiliate of Lender who purchase Hydrocarbons attributable or allocable to Borrower's Net Revenue Interest in the Properties.

     "Released" shall mean Hazardous Materials that are pumped, spilled, leaked, disposed of, emptied, discharged or otherwise released into the environment.

     "Repayment Date" shall mean the day each month as specified in the Schedule for repayment of the Term Loans.

     "Reserve Report" shall mean a petroleum engineering reserve report prepared by any one of the Engineers in accordance with the Society of Petroleum Engineers definition of reserves and attached hereto as Exhibit 13.

     "Royalty Interests" shall mean the volume of production from or allocable to any particular Property which the owners of royalty rights, including but not limited to overriding royalty rights and other rights to receive production, other than by virtue of ownership of Working Interests, in any particular Property are entitled to take in kind or for which they are entitled to be paid.

     "Security Documents" shall mean any agreement or writing evidencing any assignment, lien, encumbrance or security interest executed in favor of Lender in or on the Collateral and any other documents relevant thereto, including without limitation, documents listed as "Security Documents" in Annex A attached hereto, except the Lender's Interest Conveyance.

     "Seller" or "Sellers" shall mean the Person or Persons identified as such in the Schedule and any other Person that sold, conveyed or transferred or will sell, convey or transfer a Working Interest and/or Net Revenue Interest in any of the Properties to Borrower.

     "SG Account" shall have the meaning assigned to such term in Section 2.7(a) of this Master Agreement.

     "Solvent" shall mean when used with respect to any Person, that as of the date as to which the Person's solvency is to be measured:

     (a) the fair saleable value of its assets is in excess of the total amount of its liabilities (including income tax liabilities) as they become absolute and matured; and

     (b) it is able to meet its debts as they mature.

     "Stock Option Agreement" shall mean the Stock Option Agreement dated as of the Closing Date as further defined in the Schedule.

     "Swap Agreement" shall mean the agreement dated as of the date hereof between Lender and Borrower providing for the fixed price payments to Borrower from Lender for specified Notional Amounts, as that term is defined in the Swap Agreement, against market floating price payments to Lender from Borrower, substantially in the form annexed hereto as Exhibit 18.

     "Term Loan" shall have the meaning assigned to such term in Section 2.1 of this Master Agreement.

     "Term Notes" shall have the meaning assigned to such term in Section 2.4 of this Master Agreement, and shall be substantially in the form annexed hereto as Exhibit 7.

     "Warrants" shall have the meaning assigned to such term in the Schedule.

     "Well" shall mean any existing oil or gas well or salt water disposal well or any other well located on or related to the Properties, as described on
Exhibit 1 annexed hereto, or any well which may hereafter be drilled and/or completed thereon, or any facility or equipment in addition to or replacement of any thereof.

     "Working Capital" shall mean the difference between current assets and current liabilities calculated in accordance with GAAP except for that current portion of long term debt pertaining to the Term Loan and the interest thereon and otherwise in accordance with the Schedule.

     "Working Interest" shall mean the property interest which entitles the owner thereof to explore and develop certain land for oil and gas production purposes, whether under an oil and gas lease or unit, a compulsory pooling order or otherwise.

2. Capitalized terms not otherwise defined in Section 1.1 hereof shall have the meanings so given elsewhere in this Master Agreement or in the Schedule.

3. Any additional provisions including, without limitation, additional representations, covenants and conditions, contained in the Schedule shall be deemed to constitute a part of this Agreement. In the event of inconsistency between the provisions of the Schedule and other provisions of this Master Agreement, the Schedule will prevail.


                                   ARTICLE 2.

                                   The Loans

1. Maximum Amount of Facilities. Subject to the terms and conditions hereof, Lender agrees to make one or more secured term loans (the "Term Loan") to Borrower in the amounts specified in the Schedule. Borrower acknowledges that Lender does not intend to advance Borrower any amount which would at any point in time exceed the aggregate principal amount of the Term Loan; provided, however, should obligations of Borrower under the Term Loan exceed such aggregate principal amount, all such obligations shall nevertheless constitute Obligations under this Master Agreement and shall be entitled to the benefit of all security interests in, and mortgage liens on, the Collateral granted hereunder or contemplated hereby.

2.   Purpose of Drawdowns.

     Drawdowns may be used solely for the purposes specified in Section 2.2 of the Schedule.

3. Drawdown Procedure. The procedure for drawdowns under the Term Loan will be as follows:

     (a) Borrower must give Lender at least two Business Days' notice in advance of each drawdown specifying the date, amount and purpose thereof accompanied by supporting documentation as specified in this Master Agreement and as reasonably requested by Lender. All drawdown requests in any such notice for Development Costs shall be evidenced to Lender by AFEs, which shall represent the Development Costs, with invoices, contracts or other appropriate support documentation as Lender may reasonably request. All drawdowns under the Term Loan must be in an amount equal to at least $50,000, subject to other provisions of this Master Agreement.

     (b) Multiple drawdowns shall be permitted, with the last drawdown to occur not later than the date specified in the Schedule.

     (c) Upon receipt of any drawdown notice from Borrower and upon satisfaction of the conditions set forth in this Article II and as set forth in the Schedule and Section 11.3, Lender shall disburse to Borrower the drawdown requested in such notice.

     (d) Lender shall not be obligated to disburse the funds in any drawdown request referenced in this Section 2.3 at any time that a Default has occurred and is continuing or an Event of Default has occurred.

4. Term Notes. Borrower's obligation to repay the Term Loan shall be evidenced by one or more promissory notes of Borrower (each, a "Term Note"), substantially in the form of Exhibit 7 annexed hereto in favor of Lender, executed by Borrower. The Term Notes shall be dated and delivered to Lender on the Closing Date.

5. Interest. Borrower shall pay interest at the rate specified in the Schedule on the outstanding borrowed and unpaid principal amount of the Term Loan compounded monthly for the period commencing on the date of the initial drawdown until all Obligations are paid in full in accordance with this Master Agreement.

     (b) Upon the occurrence and during the continuance of a Default or upon the occurrence of an Event of Default, the rate of interest applicable to the Term Notes hereunder shall increase by an additional rate equal to the lower of: (i) the rate specified in the Schedule, or (ii) the highest rate permitted by applicable law (the "Default Rate").

     (c) All interest shall be computed on the actual number of days elapsed over a year comprised of 360 days. Interest shall be due and payable in accordance with Section 2.6 hereof in immediately available funds monthly in arrears on the Repayment Date and in full on the Loan Termination Date.

     (d) Notwithstanding anything in this Master Agreement or the Term Notes to the contrary, the obligation of Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to Lender to the extent that Lender's receipt thereof would not be permissible under the law or laws applicable to Lender limiting rates of interest which may be charged or collected by Lender. Any such amount of interest which is not paid as a result of the limitation referred to in the preceding sentence shall be carried forward and paid by Borrower to Lender on the earliest date or dates on which any interest is payable under this Master Agreement and on which the receipt thereof is permissible under the laws applicable to Lender limiting rates of interest which may be charged or collected by Lender. Such deferred payments shall not bear interest.

6. Repayment of Principal of and Interest on the Term Loan. On each Repayment Date, Borrower shall pay Lender the Cash Flow Sharing Percentage of Net Revenue which shall be applied against the entire outstanding principal balance of the Term Loan and interest accrued thereon during the term of the Term Loan. Net Revenue shall be calculated by Lender based on the Property Operating Statement delivered by Borrower each month as specified herein.

     1. Payments shall be applied first to accrued interest, then to principal. Notwithstanding the foregoing, all unpaid interest and outstanding principal shall be paid in full on the Loan Termination Date.

7. Time and Place of Payments. To the extent not satisfied by debits from the Cash Balance Account pursuant to Section 2.9 hereof, all payments to be made hereunder (whether of principal, interest, legal expenses, fees, costs, indemnities or otherwise) by Borrower to Lender shall be made in accordance with, and to the account specified in, the Schedule or to such other account as Lender may from time to time designate by notice in writing to Borrower (the "SG Account").

     1. If any payment to be made hereunder falls due on a day that is not a Business Day, such payment shall be payable on the next succeeding Business Day.

8. Deposits into SG Account. (a) As specified in paragraph (b) of Article III hereof, until the Loan Termination Date, Borrower shall direct and cause all of Borrower's account debtors, including Operators and Purchasers of Hydrocarbons, all obligors, including payors of overriding interests, net profit interests and production payment interests, relating to Borrower's Working Interest in the Properties and/or Net Revenue Interests to deposit all payments of any nature whatsoever due and owing by such Persons to Borrower directly into the SG Account.

     (b) Notwithstanding anything to the contrary contained herein and regardless of whether any Default or Event of Default exists, any amounts deposited into the SG Account owing to third party Working Interest and Royalty Interest holders, once received and identified by Lender, shall be remitted to Borrower for further disbursement to such third party Working Interest and Royalty Interest holders or, at Lender's option, remitted directly by Lender to such third parties.

9. Cash Balance Account (a) Lender shall also establish a sub-account on its own books and records (the "Cash Balance Account") and shall credit to such Cash Balance Account all collected funds which constitute payments referred to in Section 2.8(a) above at such time as the amount to be credited has been identified to Lender's reasonable satisfaction.

     (b) Borrower authorizes Lender to debit the Cash Balance Account (i) for the payment of all Obligations hereunder when due, and (ii) for the payment of Lender's Interests immediately as the funds to be paid have been received and identified by Lender.

     (c) If no Event of Default has occurred, Borrower may on at least two Business Days' written notice request a release of amounts credited to the Cash Balance Account at such times and for such expenses as outlined in the Schedule. All such requests must be accompanied by documentation as Lender may require. Notwithstanding anything contained herein, Borrower may not request funds to pay items expected to come due more than 10 days after such funds are released to Borrower.

     (d) Except as required to be paid pursuant to applicable laws and regulations) upon the occurrence of an Event of Default, any funds in the Cash Balance Account shall be applied against all unpaid Obligations and the Cash Flow Sharing Ratio shall increase to 100%.

     (e) Lender will provide Borrower with a monthly accounting of all activity in the Cash Balance Account during the previous month on or before the last calendar day of each month.

10. Optional Prepayment of the Term Loan. Borrower's right to prepay the Term Loan shall be in accordance with the Schedule.

11. Mandatory Prepayment of the Term Loan. Borrower shall cause any Seller to assign and promptly pay to Lender 100% of the amounts, if any, owed by any Seller to Borrower pursuant to any closing or post-closing settlement of revenues pursuant to the Acquisition Agreements, including, without limitation, 100% of all revenues attributable to Borrower's Working Interest and/or Net Revenue Interest in the Properties, net of costs and expenses attributable thereto and which funds shall be applied as payment of the Term Loan in accordance with the provisions of Section 2.6 hereof. To the extent that Borrower receives any funds for disposed Equipment pursuant to Article VII hereof, all proceeds shall be immediately applied as payment of the Term Loan in accordance with the provisions of Section
     2.6 hereof. In addition, in the event that Borrower shall sell to any Person all or any portion of Borrower's Working Interest and/or Net Revenue Interest in the Properties with Lender's prior written consent, Borrower shall be required to immediately pay to Lender 100% of all funds received, which funds shall be applied as a payment of the Term Loan in accordance with the provisions of Section 2.6 hereof.

12. Revenues Remaining in the Cash Balance Account. Upon the Loan Termination Date, and the discharge by Borrower of all Obligations to Lender hereunder, Lender will pay to Borrower all funds remaining, if any, in the Cash Balance Account.

                                   ARTICLE 3.

                                    Security

1. As security for all of its Obligations to Lender under this Master Agreement, including those pursuant to the agreements listed in the Schedule, and pursuant to the Security Documents, Borrower will grant to Lender a first mortgage lien on and first priority and perfected security interest in (i) the Collateral, and (ii) all of the accounts receivable, contract rights and cash proceeds therefrom, all of the foregoing of which are subject only to the Permitted Encumbrances. Further, to effectuate Lender's rights with respect to the portion of Lender's Collateral covered thereby and not described in the preceding sentence, subject to the terms and conditions of the provisions hereof, Borrower hereby (i) grants to Lender a valid first and perfected security interest in and to all of Borrower's goods, accounts, inventory, Equipment and general intangibles relating to the Properties, and (ii) assigns, transfers and conveys to Lender Borrower's entire interest in and to all of Borrower's personal property, in each case subject only to the Permitted Encumbrances.

2. All of Borrower's account debtors, including Operators and Purchasers of Hydrocarbons, all obligors, including payors of overriding interest, net profits interests and production payment interests, relating to Borrower's Working Interest in the Properties and/or Net Revenue Interest will receive notification from Lender, as assignee, and Borrower, in substantially the form annexed hereto as Exhibit 8, of the assignment into the SG Account of all proceeds from sales of all production from or allocable to Borrower's Net Revenue Interest in the Properties.

3. Without limiting the foregoing, Borrower, upon request, will properly execute any and all documents necessary or desirable, in the opinion of Lender, to perfect Lender's security interests in, and/or mortgage liens on, the Collateral.

4. Borrower will, at its own expense and upon the request of Lender, cause such Uniform Commercial Code or similar searches with respect to Borrower to be conducted as Lender may reasonably request from time to time in order to evidence, perfect, maintain or continue perfection, or confirm the rights and remedies, of Lender in and to the Collateral granted hereby and to perfect such security interests in after-acquired property constituting the Properties and to continue the perfection of the security interests granted therein and file financing statements against Borrower relating to the security interests securing any Obligations.

5. Upon the payment and performance in full of all Obligations, Lender shall deliver to Borrower, at Borrower's expense, releases and satisfactions of all financing statements and all other Security Documents with an acknowledgment that the same have been terminated and Borrower shall deliver to Lender, a general release of all of Lender's liabilities and obligations under this Master Agreement, other than those directly caused by Lender's sole and not concurrent gross negligence or willful misconduct occurring prior to the payment and performance in full of all Obligations.

     (f) Pledged Shares. Borrower will cause its shareholders to enter into a Pledge Agreement with Lender on or before the Closing Date pursuant to which the shareholders shall grant to Lender, as security for all of the Obligations, a security interest in all of the ownership interests of Borrower (the "Pledged Shares") .

     (g) The Pledged Shares shall be evidenced by certificates, all of which shall be delivered to and held in the possession of Lender or a third party acting on its behalf pursuant hereto. Upon delivery to Lender, the Pledged Shares shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance satisfactory to Lender.


                                   ARTICLE 4.

                            Inducing Representations

     In order to induce Lender to make the Term Loan, Borrower (and where the context requires, Borrower's Parent) makes the following representations and warranties to Lender as of the Closing Date, each and all of which shall survive the execution and delivery of this Master Agreement:

1. Borrower is a corporation duly organized and validly existing and in good standing under the laws of the State named in the Schedule. Borrower is qualified to do business in every jurisdiction where the nature of its business or the ownership of its property requires it to be so qualified and where failure to so qualify might materially affect its business or assets.

2. Borrower's executive offices are at the address set forth in the first paragraph of this Master Agreement. Borrower's registered agent in its principal place of business is set forth in the Schedule.

3. Borrower has no subsidiaries. All of Borrower's issued and outstanding stock is owned by the Persons specified in the Schedule.

4. The execution, delivery and performance of this Master Agreement, the Acquisition

     Agreements, the Term Notes, the Lender's Interest Conveyance, the other Security Documents and all and any other agreements, instruments and documents to be delivered by Borrower hereunder and under Annex A hereto and the creation of all liens, mortgages and security interests provided for herein are within Borrower's corporate power and authority and, only with respect to inducing representations outlined on the signature page of this Master Agreement, Borrower's Parent's corporate power and authority, have been duly authorized by all necessary and proper corporate action (including the consent of shareholders where required), are not in contravention of (i) any agreement or indenture to which Borrower or Borrower's Parent, is a party or by which any of them is bound, (ii) the Certificate of Incorporation or By-Laws of Borrower and Borrower's Parent and (iii) any provision of law, and the same do not require the consent, approval, authorization or license of any governmental body, agency, authority or any other Person which has not been obtained and a copy thereof furnished to Lender. This Master Agreement, the Acquisition Agreements, the Term Notes, the Lender's Interest Conveyance and the other Security Documents constitute the valid and legally binding obligations of the Borrower in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

5.   Each of Borrower and Borrower's Parent is Solvent.

6. The pro forma balance sheet of Borrower, as of the Closing Date, certified by Borrower's President or chief financial officer, a copy of which has been delivered to Lender pursuant to Section 11.2 and attached hereto as
     Exhibit 11, is complete and correct and fairly presents its financial condition. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or unanticipated losses from any commitment which are not disclosed in such financial statements or the exhibits thereto which, either individually or in the aggregate, would be material. The balance sheet delivered pursuant to this Section 4.6 shall have been prepared in accordance with GAAP.

7. There has been no material adverse change in the business, properties, condition (financial or otherwise) or operations, present or prospective, of Borrower or Borrower's Parent since the date specified in the Schedule (date of acceptance of the Commitment Letter).

8. All written data, reports and information which Borrower has supplied to Lender or caused to be so supplied by a third party on its behalf in connection with the obtaining of the credit facility provided for in this Master Agreement or in connection with the business transactions giving rise to Borrower's seeking such credit are complete and accurate in all material respects and contain no material omission or misstatement except such as have been corrected in a writing, delivered to Lender prior to the Closing Date.

9. Borrower is not engaged in any joint venture or partnership with any other Person.

10. No broker's or finder's fees or commissions have been paid or will be payable by Borrower or any Affiliate thereof to any Person in connection with the transactions contemplated by this Master Agreement. Borrower will indemnify Lender and its Affiliates and their respective officers, directors, employees and agents from and against, and hold each of such parties harmless on demand from, all liabilities, costs, damages and expenses, including, but not limited to, attorneys' fees and disbursements relating to any third parties concerning finder's, brokerage, financing or similar fees arising in connection with the transactions contemplated under this Master Agreement.

11. Each of Borrower and Borrower's Parent has filed all tax returns (Federal, State or local) required to be filed and paid all taxes shown thereon to be due including interest and penalties or has provided adequate reserves (in accordance with GAAP) therefor. No assessments have been made against either Borrower or Borrower's Parent by any taxing authority nor has any penalty or deficiency been made by any such authority. No Federal or other income tax return of either Borrower or Borrower's Parent is presently being examined by the Internal Revenue Service or any State or local tax authority nor are the results of any prior examination by the Internal Revenue Service or any State or local tax authority being contested by either Borrower or Borrower's Parent. All ad valorem, property, production, excise, severance, windfall profit and similar taxes and assessments based on or measured by the ownership of property or the production or removal of Hydrocarbons or the receipt of proceeds therefrom from the Properties have been and will be timely paid. Borrower, Borrower's Parent and all predecessors in interest to any of the Properties have paid all taxes required to be paid by them such that no taxing authority has any right to assert any lien over or other interest in the Properties.

12. No action or proceeding is now pending or is threatened against either Borrower or Borrower's Parent or any Named Operator with respect to the Properties, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of the Federal or State government or of any municipal government or any agency or subdivision thereof, or before any arbitrator or panel of arbitrators and neither Borrower nor Borrower's Parent nor any Named Operator has accepted liability for any such action or proceeding. There is no proceeding pending before any governmental agency (Federal, State or local) and, to the knowledge of each of Borrower and Borrower's Parent, no investigation has been commenced before any such government agency the effect of which, if adversely decided, would materially adversely affect or impair Borrower's, Borrower's Parent's or any Named Operator's respective business or financial condition.

13. The Collateral is or will be owned by Borrower, and the Lender's Interest will be conveyed to Lender by Borrower, free and clear of any security interest, lien, encumbrance, mortgages, security agreement or other charge other than the Permitted Encumbrances and liens, mortgages and security interests and property interests which are in favor of Lender and its Affiliates or are permitted hereunder. Borrower has Defensible Title to Borrower's Working Interest and/or Net Revenue Interest, and, if applicable, any Royalty Interest owned by Borrower, in the Properties, including each Lease related thereto. Except for Permitted Encumbrances, Borrower's Interest is not subject to any mineral reservations or top leases. Except for Permitted Encumbrances, and except for this Master Agreement and the Security Documents, there are no unrecorded documents or agreements which may result in impairment or loss of Borrower's or Lender's ability to convey the Property. Subject to the Permitted Encumbrances, Borrower has all beneficial right, title and interest in and to the Net Revenue Interest in all production from or allocable to Borrower's interest in the Properties (including each Lease) and has the exclusive right to sell the same subject to any right in the owners of Royalty Interests to take their royalty interest in kind.

14. Upon consummation of the transactions contemplated hereunder and under the Security Documents, Borrower will have outstanding no Indebtedness in excess of the amount stated in the Schedule, other than the Term Loan, that is not specifically identified and disclosed to the Lender in the list of Permitted Encumbrances or the balance sheet referred to in Section
     4.6 above or Indebtedness incurred in the usual course of business since the date of such balance sheet.

15. Borrower possesses, or will possess prior to the date on which each Property is fully operational, all trademarks, trade names, trade styles, copyrights and patents necessary to conduct its business relating to each of the Properties as it is presently conducted or as Borrower intends to conduct it hereafter without any infringement or conflict with the rights of any other Person.

16. Borrower is not the lessor or lessee under any leases other than Leases included in the Properties and the lease on its principal executive office and except for any leases that are Permitted Encumbrances.

17. Borrower (i) has not committed to make any Investment other than in connection with the Acquisition Agreements and/or Development Program,
     (ii) is not a party to any indenture, agreement, contract, instrument or lease or subject to any charter, by-law or other corporate restriction or any injunction, order, restriction or decree, which would materially and adversely affect its business, operations, properties or assets; (iii) is not a party to any "take or pay" contract or settlement or any other contract or agreement; or (iv) has no material contingent or long term liability or commitment which would materially affect its business that has not been disclosed to Lender in writing.

18. On and after the Closing Date, Borrower and the applicable Operator will have all permits, licenses and other authorizations which are required under Environmental and Safety Regulations with respect to safety, pollution or protection of the environment relating to each Property, including laws relating to actual or threatened emissions, discharges or releases of pollutants, raw materials, products, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes, the failure of which to obtain would materially and adversely affect the value, use or operation of any portion of the Property. Borrower is, and shall be and shall cause any Operator or agent with respect to any of the Properties to be, in compliance, in all material respects with all terms and conditions of such Environmental and Safety Regulations, and such permits, licenses and authorizations, and also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to the Collateral, the failure to comply with which would materially affect the value, use or operation of any of the Properties. Borrower has not received notice of any violation of or investigation relating to any Environmental and Safety Regulations relating to any Property.

19. All licenses, permits, operating authorities and other authorizations necessary to operate each of the Properties have been obtained and maintained. All such licenses, permits and authorizations are valid and in full force and effect. There are no pending fees, assessments or penalties relating to such permits, licenses and operating authorities. The continuation, validity and effectiveness of each such license, permit and other authorization are not and will in no way be adversely affected by the transactions contemplated by this Master Agreement, the Security Documents, the Lender's Interest Conveyance or the agreements as specified in the Schedule. Neither Borrower nor any Operator is in breach of, or in default under the terms of, and has not engaged in any activity which would cause revocation or suspension of, any such licenses, permits or authorizations and no action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending or threatened against Borrower or any Operator. Neither Borrower nor any Operator is in violation of any law, ordinance, administrative or governmental rule or regulation or court decree relating to any of the Properties or otherwise applicable to Borrower.

20. Neither Borrower nor any Operator is in violation of, or in default under, any material agreement in respect of any lease or any other contract or agreement to which it is a party or is bound.

21. Borrower has not assumed, guaranteed or endorsed, or otherwise become directly or contingently liable in connection with, any liability of any other Person, except for the endorsement of checks and other negotiable instruments for collection in the ordinary course of business.

22. The Security Documents and this Master Agreement constitute and will continue to constitute a valid security interest in, and mortgage lien on, the Collateral and other assets covered thereby in accordance with Article III hereof, enforceable against Borrower and its successors and assigns, and securing the payment of all Obligations, purported to be secured thereby, and all filings and other actions necessary to perfect and protect such liens and security interests have been or will be duly taken.

23. Except for the Permitted Encumbrances, there is no restriction or other limitation on Lender's right to obtain or exercise its security interests in the Equipment, including, without limitation, the right to foreclose on and sell such Equipment or to exercise all other rights and remedies of a secured party under the laws of each jurisdiction applicable to the Collateral other than Debtor Relief Laws, laws related to the rights of co-owners of property and laws related to the enforcement of security interests on personal property.

24. Borrower has and, to Borrower's knowledge after diligent investigation, each Seller has, no unpaid bills for improvements to the Collateral that may give rise to mechanics', materialmen's or other similar liens arising by operation of applicable law should any such bills remain unpaid.

25. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, U, or X of the Board of Governors of the Federal Reserve System). Neither Borrower nor any of its Affiliates or any person or entity acting on their behalf has taken any action which might cause this Master Agreement or the Term Notes to violate any of such Regulations G, T, U, or X, or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

26. Neither Borrower nor any Affiliate is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

27. Neither Borrower nor any Affiliate is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

28. There is no agreement in force and effect (including, without limitation, letters of intent), whether written or oral, between Borrower or any of its Affiliates with any Person regarding the acquisition or financing of any of the Properties and the purchase and sale of production from or allocable to the Properties, and no Person has any call upon, option to purchase or similar rights under any agreement with respect to Borrower's Working Interest and/or Net Revenue Interest in the Properties or to the production therefrom.

29. No suit or other proceeding by any third party is pending or, to Borrower's knowledge after diligent investigation, threatened before any court or governmental agency seeking to restrain, enjoin or prohibit or declare illegal, or seeking substantial damages from Borrower in connection with, the transactions contemplated by this Master Agreement.

30. No approvals, filings or any other action is required under or pursuant to the H-S-R Act in connection with the transactions contemplated by this Master Agreement.

31. Borrower has no employees on account of whom the Borrower or any Affiliate thereof (i) is required to comply in any respect with ERISA or (ii) could have any liability to any party under or in connection with ERISA. Borrower maintains no employee pension benefit plans or similar arrangements for any employees.

32. All Wells are, in all respects, operated in compliance with all applicable rules, regulations, permits, judgments, orders and decrees of any court or the federal and state regulatory authorities having jurisdiction thereof. All of the Wells have been drilled and completed or are being drilled within the boundaries of the Lease or Leases for such Wells or within the limits otherwise permitted by contract, pooling or unit agreement and by law.

33. With respect to the Properties, unit agreements, pooling agreements, commutization agreements, and other Basic Documents creating interests constituting the Properties, (i) Borrower has, and each Operator has, in all respects fulfilled all requirements including but not limited to, all filings, certificates, disclosures to parties in interest, and other similar matters contained in such leases, contracts or other documents (or otherwise applicable thereto by law, rule or regulation) granting or governing the operation or maintenance of the Properties, and Borrower is and will be fully qualified to own, hold and exercise such rights under such Property or other documents; (ii) except as set forth in the Schedule and Exhibit 12 hereto, there are no obligations to drill additional wells or to engage in other development operations, except for obligations arising under offset well provisions, obligations arising under provisions of Operating Agreements which allow the parties thereto to elect whether or not they will participate and obligations hereunder; provided, however, to Borrower's knowledge, there is no current proposal to drill any such wells or engage in other development operations; (iii) there are no limitations as to the depths covered or substances to which such interests purport to apply; (iv) there are no royalty provisions (other than those allowing a lessor the right to take in kind) requiring the payment of royalties on any basis other than as specified in the Lease or disclosed as a Permitted Encumbrance in Exhibit 1 hereto; and (v) the Leases and other interests will not expire on a date certain, nor after a specific number of years from some starting date.

34. With respect to the joint, unit or other Operating Agreements relating to Borrower's Working Interest and/or Net Revenue Interest in the Properties there are no outstanding calls for payments under authorities for expenditures or payments which are due or which Borrower or any predecessor of Borrower has committed to make which have not been paid, and there are no operations under the Operating Agreements with respect to which Borrower has become a non- consenting party nor are there any non-consenting penalties not reflected in the Net Revenue Interest or Working Interest of Borrower as indicated in Exhibit 1 hereto.

35. All agreements applicable to Borrower's Working Interest and/or Net Revenue Interest in the Properties are of the type generally found in the oil and gas industry, do not (individually or in the aggregate) contain unusual provisions which may operate in an adverse manner with respect to Borrower's Working Interest in the Properties and/or Net Revenue Interest, and are in form and substance considered conventional within the oil and gas industry.

36. Except as disclosed by Borrower to Lender in writing prior to execution of this Master Agreement, as of the Closing Date, none of the proceeds from the sale of Hydrocarbons produced from Borrower's Working Interest in the Properties and/or Net Revenue Interest are (i) subject to refund, (ii) subject to a "take or pay" contract in which the gas purchaser may take gas previously paid for or (iii) subject to balancing rights of third parties. Except as disclosed by Borrower to Lender in writing prior to execution of this Master Agreement, as of the Closing Date, all proceeds from the sale of Hydrocarbons from Borrower's Working Interest in the Properties and/or Net Revenue Interest are being received in all respects in a timely manner and are not being held in suspense for any reason.

37. The proceeds of the Term Loan will be used only for the purposes set forth in Section 2.2 of the Schedule.

     4.38 The Lender's Interest Conveyance is enforceable against the Borrower and its successors and assigns.

     4.39 With respect to the Basic Documents: (i) all are in full force and effect in accordance with their terms and are valid and binding obligations;
(ii) all payments (including, without limitation, royalties, delay rentals, shut-in royalties, and joint interest or other billings under unit or Operating Agreements) due by Borrower thereunder have been made by Borrower; (iii) no other party to any Basic Document (or any successor in interest thereto) is in breach or default to Borrower's knowledge with respect to any of its obligations thereunder; (iv) no party to any Basic Document has given or has threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Basic Document or any provision thereof; and (v) the execution and delivery of this Master Agreement and the consummation of the transactions contemplated hereby will not result in a breach of, constitute a default under, or result in a violation of the provisions of any Basic Document.

     4.40 Borrower's federal taxpayer identification number is as specified in the Schedule.

     4.41 Borrower is and will remain duly qualified to own or hold leases as required by 43 U.S.C.A. Section 1337 and 30 C.F.R. Section 256.35 with respect to all leases subject thereto.

     4.42 Borrower has Defensible Title in the Property, free and clear of any lien, claim or encumbrance except Permitted Encumbrances or arising under this Master Agreement or the Security Documents.

     4.43 No suspension of production on the Properties is in effect other than in the ordinary course of business and otherwise in accordance with any applicable Lease.

     4.44 Exhibit 9 hereto sets forth a true and complete list of the issued and outstanding shares of common stock, par value per share as listed in such
Exhibit 9 (the "Common Stock"), of Borrower, which constitute 100% of the issued and outstanding shares of capital stock of Borrower. The Common Stock have been duly and validly authorized and are fully paid and non-assessable.

     4.45 All representations and warranties of Borrower hereunder shall survive any investigation by or on behalf of Lender until all Obligations to Lender have been fulfilled by Borrower.


                                   ARTICLE 5.

                     Financial Statements and Information;
                           Certain Notices to Lender

     So long as there are any Obligations to Lender under this Master Agreement, Borrower shall deliver to Lender the following items:

1. at least two Business Days prior to Repayment Date of each month, a Property Operating Statement detailing production revenue and lease operating expenses for the prior month, prepared by Borrower and accompanied by a certification of Borrower's President or Chief Financial Officer dated the date of the delivery thereof to Lender, stating that there is no Default or Event of Default;

2. within thirty (30) days after the end of each month, a balance sheet, income statement and statement of cash flows of Borrower for such month, prepared by Borrower and accompanied by a certification of the President or Chief Financial Officer of Borrower, dated the date of the delivery thereof to Lender, stating that there is no Default or Event of Default;

3. within sixty (60) days after the close of each fiscal year, a copy of the annual financial statements of Borrower consisting of a balance sheet, income statement and statement showing changes in financial position, all audited by independent certified public accountants retained by Borrower, and acceptable to Lender and accompanied by such accountants' certification that, in the normal course of their audit, such accountants have not become aware of any existing state of facts constituting any Default or Event of Default;

4. promptly after becoming aware of the existence of any Default or Event of Default under this Master Agreement or any Operating Agreement or after becoming aware of any developments or other information which might materially and adversely affect Borrower's properties, Collateral, business, prospects, profits or condition (financial or otherwise) or its ability to perform this Master Agreement, including, without limitation, the following:

     1. any substantial dispute (including tax liability disputes) that may arise between Borrower or any Operator and any governmental regulatory body or law enforcement authority;

     2. the commencement of any litigation or proceeding affecting Borrower or any Operator (whether by service of process or by attachment or arrest of any asset);

     3. any labor dispute or controversy resulting in or threatening to result in a strike or work stoppage against Borrower or any Operator;

     4. any proposal by any public authority to acquire the assets or business of Borrower or any Operator;

     5. the location of any Collateral other than at the places indicated in or as permitted under this Master Agreement;

     6. any proposed or actual change of Borrower's or any Operator's name, identity or corporate structure;

     7. the loss of, suspension, termination or change to any of the permits, licenses, operating authorities and other authorizations referred to in Sections 4.18 and 4.19 hereof;

     8. the failure to make any payment when due with respect to any Indebtedness or to comply with the terms of any agreement to which the Borrower or any Operator is a party; or

     9. any other matter which has resulted or may result in a material adverse change in Borrower's or any Operator's financial condition or operations;

           in each case Borrower shall provide Lender with telephonic or telecopy notice specifying and describing the nature of such Default or Event of Default or development or information, and such anticipated effect, which telephonic or telecopy notice shall be confirmed by Borrower in writing within five (5) days.

5. (a) on a semi-annual basis on the dates set forth in the Schedule, at Borrower's sole expense, a Reserve Report setting forth, without limitation, the projected recoverable reserves attributable to Borrower's Working and Net Revenue Interest for all of the Properties.

     (b) Borrower or Lender, at the sole option of any of them, may cause additional Reserve Reports to be prepared and to be delivered to the other parties. The costs and expenses of such additional reports shall be borne by the party requesting such Reserve Report. Notwithstanding the foregoing, if a Default occurred and is continuing or an Event of Default has occurred, then Lender may request an additional Reserve Report to be prepared at the sole expense of Borrower.

6. such other information representing the financial condition of Borrower or any property of Borrower in which Lender may have a security interest in or mortgage lien on as Lender reasonably may, from time to time, request.

7. maintenance, re-work and daily drilling reports on a weekly basis with respect to its activities regarding the Development Program and routine maintenance and development of the Property, in form and substance satisfactory to Lender.

8. weekly reports by telecopy setting forth the quantities, types and specifications of Crude Oil and Natural Gas produced from or allocable to each of the Properties, in form and substance satisfactory to Lender.

9. on or before the 15th day of each month, a report (the "Forecast") by telecopy setting forth in respect of the following month a projection of the quantities, types and specifications of Natural Gas and Crude Oil to be produced from or allocable to each of the Properties and the availability thereof for delivery, as well as estimated revenues, taxes and any other income or expenses specified in the Schedule, and such report shall indicate whether such production is less than Borrower's Fixed Price Obligations for that following month.

10. authorizations for expenditures, describing the Development Costs or any other capital expenditures, repair or reworking activity each of which shall be supported by appropriate invoices, contracts or other appropriate support documentation (each such authorization, together with such support, an "AFE"), prior to commencing the activity contemplated by such AFE.

11. Prior to the Closing, and annually thereafter, a revenue and lease operating expense forecast by month covering Borrower's Interest in the Properties for the succeeding 12 month period.

12. Borrower shall also provide Lender with such additional reports as may be specified in the Schedule.


                                   ARTICLE 6.

                             Acquisition Agreements

1. The Acquisition Agreements have been duly approved by the Board of Directors of Borrower, and to Borrower's knowledge after diligent investigation, the Board of Directors or such other approvals as are deemed reasonably necessary of each Seller under each such Acquisition Agreement. Any other conditions necessary to the consummation of the transactions contemplated by the Acquisition Agreements (including, without limitation, the consent of any other Person) have been or will be satisfied or obtained.

2. The Acquisition Agreements, annexed hereto as Exhibit 6 have not and will not be amended, terminated, rescinded or withdrawn, and no provisions thereof have been, or will be, waived by Borrower, without the written consent of Lender.

3. Borrower has paid and will pay and perform all of its remaining obligations, if any, to the Sellers under the Acquisition Agreements.

4. Insofar as it may have any rights against any Seller under the Acquisition Agreements or under any agreement or instrument constituting a part thereof, Borrower has used and will use prudent business judgment concerning its preservation of, and decisions whether to enforce, the same against such Seller.

5. The Acquisition Agreements do not and will not grant any Seller or any other party a security interest, lien or other encumbrance on or in any Collateral, the Lender's Interest Conveyance, if any, or stock of Borrower.

6. To Borrower's knowledge, neither the execution and delivery of the Acquisition Agreements nor the consummation of any of the transactions contemplated thereby constitute a breach of, or an event of default under, any contract or agreement to which any Seller is a party or by which they or their respective assets are bound, or constitute the happening of an event or condition upon which any other party to such a contract or agreement may exercise any right or option which will materially adversely affect any of Borrower's Working Interest and/or Net Revenue Interest in the Properties or the transfer of the same to Borrower.


                                   ARTICLE 7.

                    Special Provisions Relating to Equipment

     Borrower represents and warrants that, so long as there are any Obligations to Lender, it will comply with the following covenants, provided however, that, with respect to any provision contained in this Article VII that requires the Borrower to cause Operators that are not Affiliates of Borrower to perform certain obligations to ensure compliance with these covenants, Borrower shall, exercising all rights and remedies available to it under the terms of the applicable Operating Agreements, cause such Operators to perform such obligations and shall, to the extent such rights and remedies available under the terms of the applicable Operating Agreements are insufficient, use its best efforts in good faith to do each and every act and thing as may be necessary or requested and to cooperate fully with Lender to cause such Operators to perform such obligations, provided further, that nothing contained in this paragraph shall relieve Borrower of its obligation to comply with the provisions contained in this Article VII, Borrower will:

1. All Equipment currently owned or hereafter acquired by or on behalf of Borrower will be kept at the applicable Property except as permitted by this Master Agreement or except with the prior written consent of Lender, and except that Borrower or any Operator may dispose of Equipment in accordance with the terms of the applicable Operating Agreements and may dispose of obsolete, broken or worn Equipment, without Lender's consent but upon prompt notification to Lender. Borrower shall, and shall cause all Operators at all times hereafter (i) to keep correct and accurate records itemizing and describing the location, kind, type, age and condition of all controllable Equipment, the cost therefor and accumulated depreciation thereof and (ii) to make all such records available during each such Operator's usual business hours on demand to any of the officers, employees or agents of Borrower and Lender. Exhibit 2 annexed hereto sets forth the information described in the preceding sentence for all Equipment owned by Borrower as of the Closing Date.

2. Borrower shall, and shall cause all Operators to, keep all Equipment in an effective and safe state of repair and operating condition in accordance with all Environmental and Safety Regulations, and will make all repairs and replacements when and where necessary, will not waste or destroy the Equipment or any part thereof, and will not be negligent in the care or use thereof. Borrower shall, and shall cause all Operators to repair and maintain all Equipment in a manner sufficient to continue the operation of Borrower's business. All Equipment shall be used in accordance with law and the manufacturer's instructions. Equipment shall not be removed from the applicable Property without Lender's prior written consent except in the ordinary course of

     Borrower's business.

3. Where Borrower is permitted to dispose of any Equipment under this Master Agreement or by any consent thereto hereafter given by Lender, it shall do so, or shall cause any Operator to do so, at arm's-length, in good faith and by obtaining the maximum amount of recovery practicable therefor and without impairing the operating integrity of the remaining Equipment.


                                   ARTICLE 8.

                             Affirmative Covenants

     Borrower represents and warrants that, so long as there are any Obligations to Lender, it will comply with the following covenants, provided however, that, with respect to any provision contained in this Article VIII that requires the Borrower to cause Operators that are not Affiliates of Borrower to perform certain obligations to ensure compliance with these covenants, Borrower shall, exercising all rights and remedies available to it under the terms of the applicable Operating Agreements, cause such Operators to perform such obligations and shall, to the extent such rights and remedies available under the terms of the applicable Operating Agreements are insufficient, use its best efforts in good faith to do each and every act and thing as may be necessary or requested and to cooperate fully with Lender to cause such Operators to perform such obligations, provided further, that nothing contained in this paragraph shall relieve Borrower of its obligation to comply with the provisions contained in this Article VIII, Borrower will:

1. preserve and maintain its separate corporate existence in good standing and rights, privileges and franchises in connection therewith and remain qualified to do business in every jurisdiction where the nature of its business or the ownership of its property requires it to be so qualified and where failure so to qualify might materially affect its business or assets. Borrower will transact business in its own name;

2.   conduct transactions with any of its Affiliates on an arm's-length basis;

3. pay and discharge, and cause any Operator to pay or discharge, all ad valorem, property, excise, severance, windfall profits and other taxes, assessments, government charges and levies and all payments to owners of Royalty Interests imposed upon its income or its profits, upon any property belonging to it or upon the production or removal of Hydrocarbons or other receipt of proceeds therefrom prior to the date on which penalties attach thereto, except where the same may be contested and appropriate reserves established in accordance with GAAP in good faith by appropriate proceedings;

4. comply, and cause the applicable Operator to comply, with all Federal, State or local laws and regulations regarding the collection, payment and deposit of employees' income, unemployment and Social Security taxes and will cause the applicable Operator to make all royalty or overriding royalty payments, including payments under any and all MMS royalties;

5. keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all financial transactions of Borrower and cause the applicable Operator to keep adequate records and books in accordance with the provisions of the applicable Operating Agreements;

6. give Lender prompt written notice of any suit at law or in equity against or any investigation or proceeding before or by any administrative or governmental agency the effect of which could be to limit, prohibit or restrict the manner in which Borrower and any Operator presently conducts its business or to declare any substance contained in any product used, sold or distributed by Borrower to be dangerous;

7. give Lender prompt written notice of any destruction or substantial damage to any of the Collateral causing a loss in excess of the amount specified in the Schedule or causing material loss or damage to Borrower's or any Operator's business or operations and of the occurrence of any condition or event which has caused, or may cause, loss or depreciation in excess of the amount specified in the Schedule in the value of any property subject to Lender's liens or security interests or the Security Documents;

8. maintain, and cause any Operator of any of the Properties to maintain, all authorizations, licenses, permits, charters and registrations necessary to conduct its business;

9. duly observe and conform and cause any Operator or agent to duly observe and conform to all laws, rules and regulations made by any governmental authority, and all valid requirements of any regulatory body which may acquire jurisdiction, which apply or relate to any or all of the Properties, including, without limitation, Environmental and Safety Regulations;

10. operate, and/or cause each Operator to so operate, any property owned by Borrower (whether or not such property constitutes a "facility" as defined by CERCLA) so that no cleanup or other obligation arises in respect of CERCLA or other applicable Federal law or under any state, local or municipal law, statute (including, without limitation, Hazardous Substance
     Laws), ordinance, rule or regulation designed to protect the environment or relating to the disposition, generation or transportation of hazardous waste, which would constitute a lien or charge on any property of Borrower prior to that of Lender. If any such claim be made or any obligation should nevertheless arise hereafter, Borrower will, at its own expense, immediately cure or cause a third party to immediately cure the same and indemnify and hold harmless Lender and its officers, directors, agents and employees from any liability, responsibility or obligation in respect thereof or in respect of any cleanup or other liability as successor, secured party or otherwise (regardless of whether or not Lender may be deemed to be an "owner or operator" under CERCLA) for any reason including, without limitation, the enforcement of Lender's rights as a secured party under this Master Agreement, the Security Documents or by operation of law;

11. comply with, and cause any Operator or agent to, ensure compliance by all of its or their agents and invitees with all Environmental and Safety Regulations with respect to Hazardous Materials, and keep any or all of the Properties free and clear of any liens imposed pursuant thereto. In the event that Borrower receives any notice from any Person with regard to the Release of Hazardous Materials on, or from, any or all of the Properties, Borrower shall give and shall cause any Operator or agent to give prompt written notice thereof to Lender (and, in any event, prior to the expiration of any period in which to respond to such notice under any applicable Environmental and Safety Regulation);

12. continuously keep, all of the Property insured by insurance companies licensed or approved to do business in the State of New York and the States where the Properties are located with a Best's rating of A or better or as otherwise satisfactory to Lender. Borrower shall deliver the policy or policies of such insurance or certificates of insurance to Lender if Lender so requests and whether or not so delivered such policies and all proceeds thereof shall be security for all Obligations. All insurance proceeds received by Lender shall be retained by Lender at its option, for application to the payment of such portion of the Obligations as Lender may determine in its sole discretion or shall be applied to repair any such insurable loss or damage. Borrower shall promptly notify Lender of any event or occurrence causing a material loss or decline in value of property insured or the existence of an event justifying a material claim under any insurance and the estimated amount thereof. Borrower shall continuously keep and maintain in full force and effect during the term of this Master Agreement, at Borrower's sole cost and expense, original insurance policies for which the payment of premiums are current containing waivers of subrogation by the respective insurers, non-contributory standard mortgagee clauses or their equivalent, a satisfactory mortgagee loss payable endorsement in favor of Lender and an endorsement showing Lender as an additional party insured, all as agent for the benefit of itself, providing the following types of insurance covering each of the Properties and the interest and liabilities incident to the ownership, possession and operation thereof:

     1. Worker's Compensation Insurance and Employer's Liability Insurance for the amounts specified in the Schedule covering the employees of Borrower and any Operator engaged in operations hereunder in compliance with all applicable state and federal law. This policy shall be endorsed to provide all states coverage, and occupational disease.

     2. Comprehensive or Commercial General Liability Insurance, on an "Occurrence" form unless otherwise agreed to in writing by Lender. This policy shall be endorsed to provide coverage for: Explosion, Collapse and Underground Property Damage hazards; Contractual Liability; operations of Independent Contractors; Products and Completed Operations; and Underground Resources with a combined single limit for Bodily Injury, Personal Injury and Property Damage liability coverage in an amount not less than the amount specified in the Schedule.

     3. To the extent not covered under either Section 8.12(b) or Section 8.12(e) hereof, Pollution Liability Insurance applying to all operations of the Borrower in a form satisfactory to Lender with a combined single limit for Bodily Injury and Property Damage Liability in an amount not less than the amount specified in the Schedule.

     4. Comprehensive Automobile Liability Insurance covering all owned, hired or non-owned vehicles with a combined single limit for Bodily Injury and Property Damage liability in an amount not less than the amount specified in the Schedule.

     5.   Operator's Extra Expense (OEE) or Energy Exploration and Development
          (EED) Insurance, covering Control of Well (including Underground Control of Well); Redrilling/Extra Expense (including Unlimited Redrill); and Care, Custody and Control Seepage and Pollution, Cleanup and Containment; and such other extensions of coverage as may be considered appropriate by Lender in an amount not less than the amount specified in the Schedule.

     6. Property Insurance on an "All Risk" or other form satisfactory to Lender, covering the replacement value of like kind and quality of all property and in amounts of insurance sufficient to comply with the minimum coinsurance requirements of the policies.

     7. Builder's Risk and Worker's Compensation Insurance. During the period of any construction or any improvements of any improvements comprising a part of any or all of the Properties, Borrower shall, or Borrower shall cause, as applicable, its respective subcontractors to obtain and maintain builder's risk insurance including Commercial, General, Liability and Automobile Insurance in such form and amounts as Lender may from time to time reasonably request and worker's compensation insurance covering all persons employed by Borrower or its agents or subcontractors of any tier in connection with any construction affecting any or all of the Properties, including, without limitation, all agents and employees of Borrower and Borrower's subcontractors with respect to whom death or bodily injury claims could be asserted against Borrower. In addition, Borrower shall fulfill all applicable laws, regulations, ordinances and codes with respect to worker's compensation insurance.

     8. The amounts of insurance required in this Section 8.12 may be satisfied by the purchase of separate Primary and Umbrella (or Excess) Liability policies which when combined together provide the total limits of insurance specified.

     9. To the extent that any Operator has arranged for and bound insurance on behalf of Borrower to cover Borrower's Working Interest and Net Revenue Interest in the applicable Properties, such insurance shall be permitted for purposes of this Section 8.12, provided that Borrower is appropriately named as loss payee of such insurance, with standard Additional Insured Working Interest Owner endorsement and such insurance is acceptable to Lender; provided however Borrower shall be required to bind coverage under Sections (a), (b) and (d) hereof even though Operator may have arranged such coverage for Borrower's Working Interest.

13. deliver to Lender certified copies of all insurance policies and all endorsements and original certificates thereto which are required to be obtained and maintained by Borrower and any Operator. Such valid counterparts or certificates shall show that (i) such insurance is in full force and effect in accordance with the provisions of this Master Agreement, (ii) such insurance is non-cancelable without at least thirty
     (30) days' prior written notice to Lender sent by United States registered or certified mail, return receipt requested, and (iii) written notice shall be sent to Lender in the same manner at least thirty (30) days prior to any non-renewal of such policies;

14. obtain at least thirty (30) days prior to the expiration date of each policy maintained pursuant to Section 8.13 hereof, a renewal or replacement thereof and deliver to Lender a valid counterpart or certificate of such renewal or replacement policy;

15. deliver, and cause any Operator to deliver, to Lender upon its request copies of all contracts, statements, invoices, notices, receipted vouchers under which Borrower and such Operator has incurred or is to incur costs and deliver to Lender all other data or documents in connection with the operations of the Properties as Lender may from time to time reasonably request;

16. promptly upon Lender's request, provide Lender with a statement showing the identity of Borrower's creditors, the amount due to each, and the date each payment is due. Borrower shall notify Lender immediately if Borrower and, to the best knowledge of Borrower, any Operator, fails to make any payment to lessors, suppliers, vendors, owners of Royalty Interests or tax authorities or others, including, without limitation, owners or holders of overriding royalty interests, net profit interests, production payments, or any other liens or burdens from or relating to the Property, where such non-payment would create any lien rights against any item of Collateral or otherwise interfere with or jeopardize performance by Borrower under this Master Agreement. In such case, Lender may, in its sole discretion, but need not, make such payments or agree to pay such persons as are required to enable Borrower to complete performance under this Master Agreement or to protect the interests of Lender and any of its Affiliates in production from or allocable to Borrower's Net Revenue Interest in the Properties to any or all of the Properties or other Collateral, and such payments will be immediately reimbursed to Lender or any of its Affiliates, as the case may be, by Borrower on demand. Borrower's obligation to reimburse all such payments shall be covered by the security interests and collateral assignments granted herein and the liens granted under the Security Documents;

17. prudently develop, continuously operate and cause any Operator or agent to prudently develop, continuously operate and maintain, the Properties to produce the output from or allocable to such Properties in a good and workmanlike manner consistent with prudent operator practices to maximize production from or allocable to the Properties over the production life thereof and shall cause each Operator to exercise its commercially reasonable efforts as a prudent operator to timely perform the development and operation schedule as described in the Development Program attached as
     Exhibit 12 hereto. Borrower shall pay and cause each of the Operators to pay all costs and expenses incurred in connection with Borrower's Working Interest in the Properties before they become delinquent, and furnish Lender with copies of all authorizations for expenditures, representing an estimate of work to be done, each of which shall be supported by an AFE on material operations prior to the commencement thereof. Immediate notice shall be given by Borrower to Lender of any problem which may result in a significant diminution in, or cessation of, production or involve a significant risk of loss to the Net Revenue Interests in the Properties;

18. so long as any Obligation remains unfulfilled or any Collateral remains located at any of the Properties or other facilities owned, leased, or used by Borrower, (i) accord, and cause each of the Operators to accord, Lender or its agent or consultants, including without limitation, the Engineers, full and unrestricted access to the Properties and such other facilities, to the financial and operational records of Borrower and each of the Operators and to any other facilities including pipelines, so as to permit Lender or its agents or its consultants to, among other things, witness workovers and other field activities, audit records or take delivery of production, (ii) allow Lender to examine and inspect all property, including, without limitation, the Collateral and to examine, inspect and copy all books and records with respect thereto or relevant to the Obligations, in each case (i) and (ii) during Borrower's normal business hours with such notice to Borrower as is reasonable under the circumstances, and in case (i) subject to reasonable safety restrictions and in accordance with custom in the industry and the applicable Operating Agreement. Borrower shall give Lender due notice of workovers and other field activities to permit Lender to exercise its rights under clause (i) above. Borrower will allow the Lender access to appropriate officers, employees and agents of Borrower to discuss the affairs, finances and accounts of Borrower at such reasonable times and as often as Lender may request, and will allow Lender to discuss with Borrower's officers, independent consultants, and Operators, and other Persons, and such Persons are hereby authorized to discuss with Lender, Borrower's business, assets, liabilities, financial condition, results of operations and business prospects, and Borrower hereby irrevocably authorizes Lender to obtain from such Persons maintaining any such records, any service records relating to Borrower or any of the Property subject to Lender's security interest or lien;

19. obtain upon Lender's request, opinions from counsel and/or other consultants reasonably satisfactory to Lender that Borrower, the Operators and contract operators, as the case may be, have all of the necessary EPA and MMS permits and other licenses and the planned operation of the Properties is in compliance with all applicable laws and requirements;

20. in the event of a failure by any Operator to perform its obligations under the Operating Agreements or upon the occurrence of an Event of Default under this Master Agreement with respect to an Operator, in addition to the rights set forth in Section 10.6 hereof, immediately upon the request of Lender, remove such Operator or commence such proceedings as may be necessary under the applicable Operating Agreement to remove such Operator or assign to Lender or any of its Affiliates its right to remove any Operator with respect to the Properties, seek indemnification or damages from such party and its successors or assigns for any loss or liability incurred by Borrower and/or pay the owners of royalty interests directly and deliver and cause such Operator to deliver to any successor Operator all books, agreements, contracts, papers, records (including but not limited to royalty payment records, computerized tapes and other royalty payment information), division orders, farm-in and farmout agreements, and any and all other records, contracts, agreements, papers or documents, written, printed or computerized, which may be pertinent in any way to the operations to be conducted by such successor Operator, or which may have formerly been conducted by such Operator, and shall cooperate,and shall cause such Operator to fully cooperate, with the successor Operator to ensure that the Properties are not terminated or their value diminished by virtue of such resignation or removal, and take all steps, and shall cause such Operator to take all steps, necessary to ensure such results as may be directed by such successor Operator; Borrower shall promptly reimburse Lender for all payments made, if any, pursuant to this Section 8.20 upon the occurrence of any non- performance under an Operating Agreement;

21. in the event that any Purchaser of Hydrocarbons is, in Lender's judgment, not creditworthy, upon the request of Lender, Borrower shall (i) cause the relevant Operator to cause such Purchaser of Hydrocarbons to provide one or more letters of credit, in form, substance and from a bank satisfactory to Lender in connection with its purchase of Hydrocarbons from the Properties, (ii) cause the relevant Operator to sell Hydrocarbons only to Purchasers who are creditworthy in Lender's judgment, or (iii) exercise its right to take the Hydrocarbons in kind and sell to Purchasers of Hydrocarbons who are creditworthy in Lender's judgment;

22. if the Forecast delivered by Borrower pursuant to section 5.9 indicates that the anticipated production attributable to the Properties is less than the Fixed Price Obligations for one or more months, but Borrower and Lender believe that the production allocable to the Properties will otherwise be equal to or greater than the aggregate Fixed Price Obligations, Borrower shall agree, if so requested by Lender, to adjust the schedule of the Fixed Price Obligations accordingly. Any gain or loss resulting from such adjustment shall be for the Borrower's account.


                                   ARTICLE 9.

                               Negative Covenants

     So long as there are any Obligations to Lender hereunder and unless Lender has first consented thereto in writing, Borrower will not:

1. create, incur, assume or suffer to exist any Indebtedness, except Obligations to Lender or obligations secured by Permitted Encumbrances or sell, discount or factor its accounts, instruments, intangibles, leases or chattel paper;

2. assume, guaranty or endorse or otherwise become directly or contingently liable in connection with any liability of any other Person except for the indemnification contained herein; provided, however, that the foregoing shall not prohibit the endorsement of negotiable instruments for deposit or collection or incurrence of obligations under the Operating Agreements and similar transactions in the ordinary course of business. For the purposes hereof "guaranty" shall include any agreement, whether such agreement is on a contingency basis or otherwise, to purchase, repurchase or otherwise acquire any obligation or liability of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services, in any such case primarily for the purpose of enabling another Person to make payment of any such debt or liability, or to make any payment (whether as a capital contribution, purchase of an equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with debt or liability of another Person, or to supply funds to or in any manner invest in another Person in connection with such Person's debt or liability;

3. suffer any change in ownership, merge into or with or consolidate with any other corporation;

4.   enter into any new business other than its present business;

5. acquire or commit or agree to acquire all or any material portion of the stock, securities or assets of any other Person;

6. subject to section 7.3, sell, transfer, assign or grant any Person an option to acquire any of its assets (as "asset" is defined in accordance with GAAP) or take any action in furtherance thereof except for the sale of production or inventory in the ordinary course of Borrower's business;

7. cancel any claim or debt during the terms of the Term Loan, except for consideration and in the ordinary course of its business, or prepay any Indebtedness other than Obligations owing to Lender hereunder;

8. cause a default under any lease, mortgage, deed of trust or lien on real estate owned or leased by Borrower or suffer any such default to exist;

9. make any loan or advance or extend any credit during the terms of the Term Loan (except in the ordinary course of business) to any Person, whether or not an Affiliate of Borrower;

10. suffer to exist any lien (other than liens that are bonded or discharged within 30 days of their occurrence), encumbrance, mortgage or security interest or consent to the filing of any financing statement on any of its property (including Borrower's Working Interest or Net Revenue Interest in the Properties) other than the security interest, lien and encumbrance granted to Lender herein and liens created by the Security Documents granted herein and the Permitted Encumbrances. Borrower shall not dedicate, sell, encumber or dispose of, or suffer to exist any agreement for the sale, disposition or encumbrance of, Borrower's Working Interest and/or Net Revenue Interest in the Properties or of any oil and gas production attributable to Borrower's Working Interest and/or Net Revenue Interest in the Properties except in the ordinary course of business. Borrower shall not reserve any recorded or unrecorded executory rights in Borrower's Working Interest and/or Net Revenue Interest in the Properties, upon which a lien is not created in favor of Lender by Borrower pursuant to the Security Documents;

11. make, or suffer to exist, any Investment, other than the acquisition of the Properties to be made pursuant to the Acquisition Agreements on the Closing Date;

12. create any direct or indirect subsidiary or divest itself of any material assets by (i) transferring them to any future subsidiary or (ii) by entering into a partnership, joint venture, or similar arrangement; or make any material change in its capital structure or enter into any management contract (not including an employment contract for the full time employment of an officer or employee entered into in the regular course of Borrower's business) permitting a third party management rights with respect to Borrower's business other than pursuant to the Operating Agreements;

13. transfer its executive offices or transfer its registered office in the State specified under Section 4.2 in the Schedule or change its corporate name or keep Collateral at any locations other than those at which the same are presently kept or maintained, except with Lender's prior written consent and after the delivery to Lender of financing statements or other security documents in form satisfactory to Lender. If such financing statements or other security documents shall be so delivered, Lender will not unreasonably withhold its consent;

14.  change its fiscal year;

15. violate any Environmental and Safety Regulation or any regulations imposed by the MMS, if applicable;

16. use or permit the Properties or any parts thereof to be used to generate, treat, store, handle, transport or dispose of Hazardous Materials except in strict compliance with all applicable Environmental and Safety Regulations. Upon the occurrence of any Release of Hazardous Materials, Borrower shall promptly commence and perform, or cause to be promptly commenced and performed, without cost to Lender, all investigations, studies, sampling and testing, and all remedial, removal and other actions necessary to clean up and remove all Hazardous Materials so Released, in compliance with the requirements of all applicable Environmental and Safety Regulations;

17. declare or pay any cash dividends, declare or make any capital distribution in cash or other property or return of capital, purchase or redeem any of its capital stock or other securities, retire any of its capital stock or take any action which would have an effect equivalent to any of the foregoing; or issue or pledge shares of its capital stock to any Person, except that Borrower may distribute its share of Net Revenue (if applicable) in accordance with the Cash Flow Sharing Percentage to Borrower's Parent;

18. alter, amend or cause the alteration or amendment of any of the Security Documents without the prior written consent of Lender;

19. vote or take any other action with respect to the resignation, replacement or withdrawal of any Operator without the approval of Lender;

20. except in cases of emergency or as required by law or a governmental regulatory agency, Borrower shall not commit to capital expenditures other than (i) capital expenditures contemplated by the Development Program,
     (ii) capital expenditures permitted in the definition of Net Revenue or
     (iii) capital expenditures proposed by one of the Operators and the applicable Operator has received all necessary approvals in accordance with the terms of the applicable Operating Agreement. Without the approval of Lender, Borrower shall not give its consent under the terms of any applicable Operating Agreement to any capital expenditure in excess of the amount specified in the Schedule;

21. allow (i) the abandonment of any Well capable of commercial production, or the release or abandonment of all or any part of Borrower's Working Interest and/or Net Revenue Interest in the Properties capable of commercial production, or release or abandon all or any portion of the Properties except in accordance with prudent operation standards; (ii) Borrower's Net Revenue Interest in the Properties to be developed, maintained or operated in a manner less favorable than prudent operator standards; and (iii) any material alterations in the Basic Documents or enter into any new contracts relating to the Properties that would be material in the context of any particular Lease;

22. fail to observe all of the provisions of Article IV hereof after the Closing, to the extent not already provided hereinabove in this Article IX;

23.  enter into any farmout agreements with any Person.


                                  ARTICLE 10.

                            Further Rights of Lender

1. Until the Loan Termination Date, Borrower, at its own expense, shall do all things and shall deliver all instruments requested by Lender to protect or perfect any security interest, mortgage or lien given hereunder or under any Security Documents, including, without limitation, financing statements under the Uniform Commercial Code. Borrower authorizes Lender to execute alone any financing statement or other documents or instruments that Lender may require to perfect, protect or establish any lien or security interest hereunder or under any Security Documents and further authorizes Lender to sign Borrower's name on the same. Borrower hereby authorizes Lender to appoint such Person or Persons as Lender may designate as its agent and attorney-in-fact to endorse the name of Borrower on any checks, notes, drafts or other forms of payment or security that may come into the possession of either Lender or any Affiliate of Lender, to sign Borrower's name on invoices or bills of lading, drafts against customers, notices of assignment, verifications and schedules and, generally, to do all things necessary to carry out this Master Agreement and the Security Documents. Upon the occurrence of an Event of Default, such agent and attorney-in-fact may also notify the Post Office authorities to change the address of delivery of mail to an address designated by Lender, and open and dispose of mail addressed to Borrower. The powers granted herein, being coupled with an interest, are irrevocable. Neither Lender nor the agent and attorney-in-fact shall be liable for any act or omission, error in judgment or mistake of law so long as the same is not malicious or grossly negligent. Upon payment and performance of all Obligations of Borrower to Lender, such power of attorney will become null and void.

2. In the event that Borrower fails to purchase or maintain insurance (where applicable) in accordance with the requirements of this Master Agreement, or to pay any tax, assessment, government charge or levy, except as the same may be otherwise permitted hereunder, or in the event that any lien, encumbrance or security interest prohibited hereby shall not be paid in full or discharged, or in the event that Borrower shall fail to perform or comply with any other covenant, promise or Obligation to Lender hereunder or under any related document, Lender may, but shall not be required to, perform, pay, satisfy, discharge or bond the same for the account of Borrower, and all monies so paid by Lender, including reasonable attorneys' fees and disbursements, shall be treated as an additional Obligation of Borrower to Lender hereunder or under any of the Security Documents.

3. Borrower will pay all costs to be paid on taxes, assessments, governmental charges or private encumbrances levied, assessed, imposed or payable upon or with respect to the Collateral or any part thereof.

4. Upon the occurrence of an Event of Default, Lender may (i) enter Borrower's premises or any other premises of the Borrower at which any books or records relating to the Borrower or the Properties are maintained at any time; and (ii) until it completes the enforcement of its rights in the Equipment or other Collateral subject to its security interest or lien hereunder and the sale or other disposition of any property subject thereto, take possession of such premises without charge, rent or payment therefor, or place custodians in control thereof, remain on such premises and use the same and any of Borrower's Equipment and other Collateral for the purpose of completing any work in process, preparing any Collateral for disposing of or collecting any Collateral.

5. Borrower will indemnify Lender and its officers, directors, employees and authorized agents and hold each respective party harmless from and against any and all injuries, claims, damages, judgments, liabilities, costs and expenses (including, without limitation, fees and disbursements of counsel), charges and encumbrances which may be incurred by or asserted against Lender or any of its officers, directors, employees or authorized agents in connection with or arising out of any assertion, declaration or defense of Lender's rights or security interests under the provisions of this Master Agreement or any Security Document or in connection with (i) the acquisition or operation of the Collateral; (ii) the realization, repossession, safeguarding, insuring or other protection of the Collateral; (iii) the collecting, perfecting or protecting of Lender's liens and security interests hereunder; or (iv) any investigation, litigation, or proceeding related to any present or future acquisition (including, without limitation, the acquisition of the Properties from the respective Sellers) or proposed acquisition by Borrower. Borrower waives any right it might have in connection with any suit or action against Lender to claim special, indirect, consequential (unless due to Lender's sole and not concurrent gross negligence or willful misconduct), or punitive damages to it, its business or its prospects. Borrower has consulted with its counsel with respect to the provisions of this Section
     10.5 and understands that it is to be interpreted broadly against Borrower. Notwithstanding any other provision in this Master Agreement, the provisions of this Section 10.5 shall continue in full force and effect and shall survive any cancellation, prepayment or payment in full of all of the Obligations hereunder.

6. To the extent permissible under the Operating Agreements, Lender shall have the right to approve or disapprove any action taken by Borrower to appoint, remove or replace any Operator of any of the Properties.


                                  ARTICLE 11.

                    Closing; Conditions Precedent to Closing

1. Subject to the conditions stated in this Master Agreement, the Closing shall occur at a mutually agreeable time on or before the time and date specified as such in the Schedule. The time and date the Closing actually occurs is referred to herein as the "Closing Date". The Closing shall be held at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, on the Closing Date, or at such other place and time as Borrower and Lender may agree in writing.

2. Subject to the Schedule, as conditions precedent to the making of the Term Loan hereunder, on or before the Closing Date the Borrower shall deliver those documents as listed in Annex A, duly executed by the applicable parties and in form and substance satisfactory to Lender, including without limitation or duplication:

     1. an opinion of counsel named in the Schedule, in the form annexed hereto as Exhibit 10;

     2. Borrower's pro forma financial statements, including balance sheet prepared in accordance with GAAP, dated and certified as of the Closing Date by Borrower's President or chief financial officer showing the financial position of Borrower after giving effect to this Master Agreement and the related transactions (including payment of all fees and expenses to be paid or payable in connection therewith);

     (c) the financial statements of Borrower's Parent for the three fiscal years ending prior to Closing audited by an independent accounting firm acceptable to Lender;

      (d)        (1)   Certificate of Borrower's Secretary dated the Closing
                       Date, certifying the incumbency of its officers executing this Agreement and any other documents required hereby and certifying corporate resolutions of the Board of Directors of Borrower authorizing
                       Borrower's execution and delivery of the Acquisition
                       Agreements, this Agreement,
                       the Lender's Interest Conveyance, each of the other
                       Security Documents and any other agreements related hereto;

                 (2) a certified copy of the Articles of Incorporation of Borrower which has been certified by the Secretary of State of the State of incorporation of the Borrower within nine (9) days prior to the Closing Date;

                 (3) a copy of the Bylaws of Borrower and any amendments thereto which have been certified by the Secretary of Borrower;

     (e) Borrower shall have a minimum Working Capital of the amount specified in the Schedule.

     (f) Borrower shall deliver to Lender (i) "Letters in Lieu of Transfer Orders" executed by the Borrower to each Purchaser of Hydrocarbons, each Operator and any other obligors, in a format acceptable to Lender, (ii) proposed organization chart for Borrower together with a proposed management structure, including resumes on the management and operating teams, and (iii) such other documents and instruments as specified in the Schedule.

     (g) Borrower's Parent shall deliver to Lender a Certificate of President of Borrower's Parent dated the Closing Date making the representations and warranties set forth in Sections 4.4, 4.5, 4.11 and 4.12 on behalf of Borrower's Parent.

     (h) Lender shall be satisfied that Borrower has the corporate internal control, financial and accounting procedures to complete the Development Program, to operate the Properties, and to meet the financial and reporting requirements contemplated herein.

     (i) Borrower shall pay to Lender the Drawdown Fee.

3. Subject to the Schedule, the following additional conditions precedent apply to the making of each drawdown of the Term Loan:

     1. Borrower shall deliver to Lender a certificate in the form attached hereto as Exhibit 17, dated the date of such drawdown, of Borrower's President and accompanied by an appropriate resolution of Borrower's Board of Directors if requested by Lender, certifying that (i) each of the documents previously delivered to Lender pursuant to Section
          11.2 hereof (A) has not been terminated, amended or modified and lists any failure by any party to comply with any of the terms thereof, (B) remains in full force and effect and (C) there has been no failure to comply with the terms and conditions set forth therein;
          (ii) there is no Default or Event of Default; (iii) all representations and warranties of Borrower herein including, but not limited to those made in Article IV hereof, are true and correct as if made on the date of such drawdown; and (iv) Borrower has kept and maintained in full force and effect all insurance policies, with the payment of premiums current containing the endorsements and coverage as required by the term of this Master Agreement.

     2. Upon Lender's request, Borrower shall deliver to Lender a Certificate of Good Standing of Borrower in the State of incorporation of the Borrower dated within five days of the date of the drawdown;

     3. Lender shall have received such instruments and documents including, without limitation, lien waivers (which Borrower shall use its best efforts to obtain) and other documents from the service companies and suppliers as Lender may from time to time request, in form and content, and containing such certificates, approvals and other data and information as Lender may reasonably require; and

     4. Borrower shall deliver to Lender such other documents as specified in the Schedule or as Lender may reasonably request.


                                  ARTICLE 12.

                               Events of Default

1. Each of the following shall constitute an Event of Default hereunder unless a period of time is specified with respect to a particular Event of Default giving the Borrower time to cure ("Cure Period"), then such failure, occurrence or event shall be considered a Default until the end of such Cure Period when it shall constitute an Event of Default:

     1. Borrower shall fail to make payment under this Master Agreement, the Term Notes or any Security Document when due and such failure continues beyond a

          Cure Period of five (5) days from the date such payment was originally due; or

     2. If Borrower shall fail to comply with any term, condition, covenant of or in this Master Agreement, other than (i) in Articles V, VII or VIII the provisions for which are set out in Section 12.1(c) below and (ii) a payment Obligation which shall be governed by Section 12.1(a); or

     (c) the Borrower shall fail to comply with any term, condition, covenant under Articles V, VII or VIII and such failure shall continue beyond a Cure Period of 15 (fifteen) days after the earlier to occur of (i) notice thereof to the Borrower by the Lender or (ii) the Borrower otherwise becomes aware of such failure provided, however, there shall be no Cure Period if Borrower fails to comply with any term, condition or covenant under Sections 5.4, 8.6, 8.7, 8.10,
8.11 and 8.12; or

     (d) Borrower or a Named Operator shall (i) execute an assignment for the benefit of its creditors, (ii) become or be adjudicated a bankrupt or insolvent, (iii) admit in writing its inability to pay its debts generally as they become due, (iv) apply for or consent to the appointment of a conservator, receiver, trustee, or liquidator of Borrower or of all or a substantial part of its assets, (v) file a voluntary petition seeking reorganization or an arrangement with creditors, or to take advantage of or seek any other relief under any Debtor Relief Laws, (vi) file an answer admitting the material allegations of or consenting to, or default in, a petition filed against it in any proceeding under any Debtor Relief Laws, or (vii) institute or voluntarily be or become a party to any other judicial proceedings intended to effect a discharge of its debts, in whole or in part, or a postponement of the maturity or the collection thereof, or a suspension of any of the rights of Lender or any of its Affiliates granted in any of the Security Documents; or

     (e) (i) an order, judgment, or decree shall be entered by any court of competent jurisdiction approving a petition seeking reorganization of Borrower or a Named Operator or appointing a conservator, receiver, trustee, or liquidator of Borrower or any Named Operator or of all or any substantial part of its assets, and such order, judgment, or decree is not permanently stayed or reversed within a Cure Period of thirty (30) days after the entry thereof, or
(ii) a petition is filed against Borrower, a Named Operator seeking reorganization, an arrangement with creditors, or any other relief under any Debtor Relief Laws, and such petition is not discharged within a Cure Period of thirty (30) days after the filing thereof; or

     (f) if any statement or representation contained or made in or pursuant to this Master Agreement, any Security Document, any financial statement or certificate delivered by Borrower to Lender shall have been false or misleading in any material respect when so made; or

     (g) if any federal tax lien or any other lien is filed of record against Borrower or a Named Operator and during a Cure Period of 30 days such lien is not bonded or discharged; or

     (h) if a judgment for an amount greater than that specified in the Schedule shall be entered against Borrower or a Named Operator (except a judgment where the claim is covered by insurance and the insurance company has accepted liability therefor or for which Borrower has adequate reserves under GAAP) and such judgment has not been stayed, vacated, bonded, paid, or discharged within a Cure Period of 30 days; or

     (i) upon the occurrence of any material violation by Borrower or a Named Operator at any Property of any Environmental and Safety Regulation which is not cured within a period of time prescribed by the relevant environmental regulatory authority; or

     (j) if Borrower shall fail to pay any Indebtedness (other than Indebtedness hereunder) or any interest or premium thereon, when due (whether at scheduled maturity or by acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Indebtedness and the effect of such failure or event is to accelerate or to permit the acceleration of the maturity of such Indebtedness, or if any such Indebtedness shall be declared to be due and payable or is required to be prepaid prior to the stated maturity thereof; or

     (k) (i) the declaration of an event of default (as defined in the applicable document) under the Security Documents, the Price Protection Agreement or any other agreement specified in the Schedule, or (ii) the failure of any party other than the Lender to perform its obligations under the Lender's Interest Conveyance, the Contract Operating Agreement, the Pledge Agreements, the Warrants or any other agreement specified in the Schedule; or

     (l) Lender shall at any time not have a perfected security interest and/or mortgage lien on the Collateral as required by Article III hereof except due to an act or omission of Lender; or

     (m) this Master Agreement, any Term Note or any other Security Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, any Affiliate of Borrower or any of their respective shareholders, or Borrower shall deny that it has any further liability or obligation under this Master Agreement, any Term Note or any of the Security Documents; or

     (n) any State, the MMS, the EPA or any other governmental authorities shall take any act which could result in the termination of any leasehold interest in any Property or any reduction of Borrower's Net Revenue Interest or Working Interest in any Property; or

     (o) if Borrower or a Named Operator fails to obtain or maintain any bond required by the MMS or any applicable state authority, or shall fail to promptly comply in all material respects with all pertinent federal, MMS, any applicable federal or state rules, regulations, orders or requirements pertaining in any way to Borrower or any Operator or the Property Equipment or Hydrocarbons; or

     (p) a Named Operator withdraws or is removed as Operator of the Properties and is not replaced by a new Operator reasonably satisfactory to Lender; or

     (q) if Borrower's Working Interest and/or Net Revenue Interest on the Properties is decreased, other than by virtue of the Lender's Interest Conveyance, if any, from those set forth in Exhibit 1 hereto without the prior written consent of Lender, which consent shall not be unreasonably withheld; or

     (r) any amendment or modification to the Operating Agreements which may materially and adversely affect the Net Revenue Interest or Working Interest in the Properties; or

     (s) if Net Revenue for any given month is insufficient to cover, at a minimum the interest under the Term Loan due and payable to the Lender under this Master Agreement for that given month; provided, however, that such failure shall not constitute an Event of Default if remedied by Borrower within a Cure Period of five (5) Business Days of receipt of notice of such failure by Lender; or

     (t) if the Collateral Coverage Ratio is less than the ratio specified in the Schedule; or

     (u) if the PDP Collateral Coverage Ratio is less than the ratio specified in the Schedule; or

     (v) if production attributable to Borrower's Net Revenue Interest fails to meet the Fixed Price Obligations; or

     (w) if Proved Developed Producing (as defined by the Society of Petroleum Engineers) production as determined by the recent Collateral Value (which will include for purposes of this calculation, other proven reserves that will become Proved Developed Producing subject to the completion of certain phases of the Development Program), is less than the Fixed Price Obligations; or

     (x) if Borrower's Working Capital is at any time below the amount specified in the Schedule; or

     (y) if any other event specified as an Event of Default in the Schedule occurs.


                                  ARTICLE 13.

                               Remedies of Lender

1. Upon the occurrence of any Event of Default, Lender may terminate this Master Agreement without prior notice or demand to Borrower or may demand payment of all Obligations (whether otherwise then payable on demand or not) without terminating this

     Master Agreement and shall, in any event, be under no further responsibility to extend any credit or afford any financial accommodation to Borrower, whether under this Master Agreement or otherwise. The occurrence of an Event of Default shall constitute the Loan Termination Date, provided that Lender elects to terminate the Agreement or demand payment of all Obligations. Upon such termination of this Master Agreement following an Event of Default, Lender shall have, in addition to all of its other rights under this Master Agreement, any Security Document, by operation of law or otherwise (which rights shall be cumulative), all of the rights and remedies of a secured party under the Uniform Commercial Code and shall have the right to enter upon any premises where the Collateral is kept and peacefully retake possession thereof.

2. Lender shall not have any obligation to preserve rights to any Collateral against prior parties or to proceed first against any Collateral or to marshal any Collateral of any kind for the benefit of any other creditor of Borrower or any other Person. Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and any franchise, sales or distribution agreements shall inure to Lender's benefit.

3. Borrower shall pay all costs and expenses of amending, administering, implementing, perfecting, collecting, defending, declaring and enforcing Lender's rights, security interests in the Collateral hereunder or under any Security Document or other instrument or agreement delivered in connection herewith, including, without limitation, searches and filings at all times, and Lender's attorneys' fees (regardless of whether any litigation is commenced, whether default is declared hereunder, and regardless of tribunal or jurisdiction).

4. Upon the occurrence of an Event of Default, Lender shall have the right to set-off and apply against the Obligations in such manner as Lender may determine, at any time to Borrower, any and all deposits (general or special, time or demand, provisional or final, other than deposits held by Borrower for the account of third parties and designated as such) or other sums at any time credited by or owing from Lender or any depositary to Borrower whether or not the Obligations are then due. Lender shall provide notice to Borrower not later than five days following any application of such funds. As further security for the Obligations, Borrower hereby grants to Lender a security interest in all money, instruments, and other property of Borrower now or hereafter held by Lender, including, without limitation, property held in safekeeping. In addition to Lender's right of set-off and as further security for the Obligations, Borrower hereby grants to Lender a security interest and lien in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Lender or any depositary and all other sums at any time credited by or owing from Lender or any depositary to Borrower. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.

5. Upon the occurrence of an Event of Default, Lender shall have the right to exercise Borrower's rights under the Operating Agreements.


                                  ARTICLE 14.

                               General Provisions

1. Lender's rights and remedies under this Master Agreement shall be cumulative and non-exclusive of any other rights or remedies which it may have under any other agreement or instrument, by operation of law or otherwise.

2. This Master Agreement is entered into for the benefit of the parties hereto and their respective successors and assigns. It shall be binding upon and shall inure to the benefit of such parties and their respective successors and assigns.

3. Borrower hereby agrees that in connection with any additional development work on the Properties, Lender shall have the right as outlined in the Schedule, but not the obligation, to extend credit to Borrower (such extension of credit being defined as an "Additional Loan") pursuant to the same terms and conditions as those contained in this Master Agreement and the related documents. In connection with such Additional Loan, Borrower will execute such documents and agreements in form and substance satisfactory to Lender as are necessary to evidence the Additional Loan and security therefor.

4. Borrower will pay all of Lender's Closing Expenses and Lender's Post-Closing Expenses during the pendency of this Master Agreement, including the reasonable fees and out-of-pocket expenses of Lender's counsel(s) and any other consultant engaged by Lender in connection with the administration or enforcement of, or any amendments, modifications or waivers with respect to, this Master Agreement or any other agreement or instrument delivered in connection herewith, including but not limited to costs of search, recording taxes or fees, filing fees, and any other out-of-pocket expenses incurred by Lender.

5. Any notice, demand or document which either party is required or may desire to give hereunder shall be in writing and, except to the extent provided in the other provisions of this Master Agreement, given by messenger, telex, telecopy or other electronic transmission, or United States registered or certified mail, postage prepaid, return receipt requested, addressed to such party at its address, telex and telecopy number shown in the Schedule, or at such other address as either party shall have furnished to the other by notice given in accordance with this provision. Any notice delivered or made by messenger, telex, telecopy, or United States mail shall be deemed to be given on the date of actual delivery as shown by messenger receipt, the addressee's telex confirmation, the addressor's telecopy machine confirmation or other verifiable electronic receipt, or the registry or certification receipt. Lender need not delay action on notice transmitted orally until receipt of written confirmation of such notice. In the event that a discrepancy exists between the notice received by Lender orally and the written confirmation, or in the absence of a written confirmation, the oral notice, as understood by Lender will be deemed the controlling and proper notice.

6. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power, privilege or option under this Master Agreement shall operate as a waiver of such or any other right, remedy, power, privilege or option. No single or partial exercise of any right, remedy, power, privilege or option under this Master Agreement shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power, privilege or option. No waiver of any right, remedy, power, privilege or option with respect to any occurrence shall be construed as a waiver of such right, remedy, power, privilege or option with respect to any subsequent or other occurrence. No waiver whatever shall be valid unless in writing and signed by an officer of the party to whom such waiver applies and then only to the extent therein set forth.

7. Except as may be required by law, rule or regulation or in response to legal process, and such filings as are necessary or appropriate to create, maintain and perfect liens and security interests contemplated hereby, Borrower shall not release this Master Agreement or any other document, agreement or instrument relating to or executed in conjunction with this Master Agreement, or disclose the substantive terms hereof or thereof, except to its attorneys, accountants or engineers on a need-to-know basis, without the prior express written consent of Lender. Without limitation of the foregoing, neither party or any of their respective Affiliates shall issue any press release or make any other public announcement relating to this Master Agreement without the written approval of the other party.

8. This Master Agreement, including the Schedule, together with all exhibits annexed hereto, and the other agreements to which this Master Agreement refers, constitute the final, entire agreement among the parties hereto and supersede any and all prior oral or written and any and all contemporaneous oral proposals, commitments, promises, agreements and understandings between the parties with respect to the subject matter hereof and thereof, all of which are merged herein or therein and replaced hereby or thereby. It is expressly understood and agreed that this Master Agreement and the Security Documents to which Borrower is a party may not be terminated, waived, altered, amended, modified or otherwise changed in any respect or particular whatsoever except in writing duly executed by authorized representatives of the party to be charged.

9. Borrower waives presentment, protest, notice of dishonor and notice of protest upon any instrument on which it may be liable to Lender as maker, endorser, guarantor or otherwise.

10. THIS MASTER AGREEMENT, THE TERM NOTES, THE LENDER'S INTEREST CONVEYANCE, AND EACH OF THE OTHER SECURITY DOCUMENTS HAS BEEN MADE AND EXECUTED AND IS TO BE PERFORMED IN THE STATE OF NEW YORK (OTHER THAN THE SECURITY DOCUMENTS GOVERNED BY THE LAWS OF THE STATE WHERE THE COLLATERAL IS LOCATED) . THE VALIDITY OF THIS MASTER AGREEMENT, THE TERM NOTES AND EACH OF THE SECURITY DOCUMENTS AND OF ALL TRANSACTIONS PROVIDED FOR HEREIN OR THEREIN SHALL BE GOVERNED BY, INTERPRETED AND CONSTRUED UNDER, AND IN CONNECTION WITH, THE LAWS OF THE STATE OF NEW YORK. IN THE EVENT ANY CONTROVERSY ARISES OUT OF OR RELATING TO THE MASTER AGREEMENT, REPRESENTATIVES OF THE BORROWER AND LENDER SHALL FIRST MEET IN NEW YORK, NEW YORK AND ATTEMPT TO NEGOTIATE A RESOLUTION OF THEIR DISPUTE. IN THE EVENT SUCH NEGOTIATION SHALL FAIL TO RESOLVE ANY SUCH CONFLICT, THE PARTIES HEREBY AGREE TO SUBMIT TO ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS THEN CURRENT COMMERCIAL ARBITRATION RULES. ANY SUCH CONTROVERSY SHALL BE SUBMITTED IN NEW YORK, NEW YORK TO A PANEL OF THREE (3) ARBITRATORS, ONE CHOSEN BY EACH PARTY AND THE THIRD UNDER THE AMERICAN ARBITRATION RULES. AT LEAST TWO (2) OF THE ARBITRATORS SHALL HAVE OIL AND GAS INDUSTRY RELATED EXPERIENCE. THE ARBITRATORS WILL HAVE NO AUTHORITY TO AWARD PUNITIVE OR OTHER DAMAGES NOT MEASURED BY THE PREVAILING PARTY'S ACTUAL DAMAGES AND MAY NOT, IN ANY EVENT, MAKE ANY RULING, FINDING, OR AWARD THAT DOES NOT CONFORM TO THE TERMS AND CONDITIONS OF THE MASTER AGREEMENT. THE PARTIES SHALL FAITHFULLY OBSERVE THIS AGREEMENT AND SUCH RULES, AND WILL ABIDE BY AND PERFORM ANY AWARD RENDERED BY THE ARBITRATORS, AND A JUDGMENT OF ANY COURT HAVING JURISDICTION MAY BE ENTERED ON THE AWARD. THE PROVISIONS OF THIS SECTION RELATING TO ARBITRATION OF DISPUTES SHALL NOT APPLY TO THE ENFORCEMENT OF ANY RIGHTS OR OBLIGATIONS OR THE SETTLEMENT OF DISPUTES IN CONNECTION WITH THE SECURITY DOCUMENTS, AS TO WHICH THE DISPUTE RESOLUTION PROCEDURES WILL BE SUCH AS ARE SET FORTH IN SUCH SECURITY DOCUMENTS. IN ANY ACTION WHICH MAY BE INSTITUTED AGAINST BORROWER ARISING OUT OF OR RELATING TO THIS MASTER AGREEMENT, THE TERM NOTES, THE LENDER'S INTEREST CONVEYANCE, OR ANY OTHER SECURITY DOCUMENT, BORROWER HEREBY CONSENTS TO THE SERVICE OF PROCESS IN CONNECTION WITH ANY ACTION BY THE MAILING THEREOF BY REGISTERED OR CERTIFIED MAIL AT THE ADDRESS SET FORTH IN SECTION 14.5 OF THE SCHEDULE.

11. Subject to Section 14.2 hereof, the benefits of this Master Agreement shall not inure to any third party. Notwithstanding anything contained in the Security Documents, or any conduct or course of conduct by the parties hereto, before or after signing the Security Documents, this Master Agreement shall not be construed as creating any rights, claims or causes of action against Lender, or any of its officers, directors, agents or employees by any Person other than Borrower.

12. Any section, clause, subsection, sentence, paragraph, provision or portion thereof of this Master Agreement held by a court of competent jurisdiction to be invalid, illegal, or ineffective shall not impair, invalidate or nullify the remainder of this Master Agreement, but the effect thereof shall be confined to the section, clause, subsection, sentence, paragraph or provision, or portion thereof so held to be invalid, illegal or ineffective.

13. The headings, captions and arrangements contained in this Master Agreement have been inserted for convenience only and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions hereof.

14. Borrower and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Master Agreement, the Term Notes and the other Security Documents with its legal counsel and that this Master Agreement and the other Security Documents shall be construed as if jointly drafted by Borrower and Lender.

15. From time to time after the date hereof, each of the parties hereto agrees to execute and deliver or cause to be executed and delivered, such reasonable documents and instruments, and take such other reasonable and lawful action as the other party shall deem necessary or desirable to perfect or evidence perfection of its security interest, to enforce its obligations hereunder or to otherwise effectuate the purposes of this Master Agreement.

16. Lender may assign, transfer or otherwise dispose of any of its rights or obligations hereunder without the prior written consent of Borrower provided that Borrower continues to deal only with Lender in regard to funding and reporting requirements hereunder and no assignment shall relieve Lender of its obligations hereunder. Borrower may not assign any of its rights or obligations hereunder without the prior written approval of Lender.

17. This Master Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Master Agreement as of the date and year first above written.

                                       VENUS DEVELOPMENT INC.


                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:

                                       Executed as a Deed for and on behalf of
                                       VENUS ENERGY PLC (solely with respect
                                       to its obligations under Sections 4.4,
                                       4.5, 4.11, 4.12) in the presence of:


                                       Director:
                                                ------------------------------
                                                Name:



                                       Director:
                                                ------------------------------
                                                Name:


                                       VENUS EXPLORATION, INC.
                                       (solely with respect to its obligations
                                       under Sections 4.4, 4.5, 4.11, 4.12)


                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:


                                       STRATUM GROUP ENERGY PARTNERS, L.P.

                                       By Stratum Corp., as its general partner


                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:

SCHEDULE TO THE TERM LOAN AND SECURITY MASTER AGREEMENT, made as of this 8th day of October, 1996 between Venus Development, Inc., a Texas corporation, having its principal executive office and place of business at One Riverwalk Place, 700 N. St. Mary's Street, San Antonio, Texas 78205-3512 ("Borrower"), and Stratum Group Energy Partners, L.P. a Delaware limited partnership, having an office at 650 Fifth Avenue, New York, New York 10019 ("Lender").

ARTICLE I  Definitions

Terms not defined herein shall have the meanings assigned to them in the Term Loan and Security Master Agreement dated the date hereof between Borrower and Lender (the "Master Agreement"). In the event of any inconsistency between the provisions of this Schedule and other provisions of the Master Agreement, this Schedule will prevail. If a Section in the Master Agreement references the Schedule, but the Schedule does not contain a corresponding reference to such Section, the Master Agreement shall apply without modification. Section numbers in this Schedule correspond to Section numbers in the Master Agreement. In the event of any inconsistency between the provisions of the Master Agreement and any Deed of Trust, Mortgage, Assignment of Production, Security Agreement and Financing Statement delivered in connection therewith, the Master Agreement will prevail.

Defined terms and information required to complete definitions:

     "Affiliate" Under clause (i) in the definition of "Affiliate": The references to 10% are hereby deleted and replaced in their entirety with the following: "20%".

     "AMI" boundaries: not applicable.

     "Basis Differential" shall be calculated using the twelve month period preceding the effective date of the Reserve Report.

     "Borrower's Parent" shall mean Venus.

     "Cash Flow Sharing Percentage" shall equal 90%, provided that after completion of the Development Program contemplated under Tranche A, if the PDP coverage ratio is equal to or greater than 1.4 to 1.0, then the Cash Flow Sharing Percentage shall equal 85%; provided further that if drawdowns under Tranche B cause the PDP Coverage Ratio to drop below 1.4 to 1.0, then the Cash Flow Sharing Percentage shall increase to 90% until such time as the PDP Coverage Ratio is equal to or greater than 1.4 to 1.0.

     "Collateral Value" Under the definition of "Collateral Value":

(1) (a) proved developed producing reserves shall be risked (reduced) by 5%, provided, however, proved developed producing reserves that have been producing for three continuous months or less shall be risked in accordance with their prior reserve classification;

     (b) proved developed non-producing reserves shall be risked (reduced) by 15%;

     (c) proved undeveloped reserves shall be risked (reduced) by 40%.

(2) Maximum percentage of proved developed non-producing and proved undeveloped reserves that can make up the Collateral Value: Not applicable.

(3)  With respect to the future net operating cash flow from paragraphs (b) and
     (c) of the definition of Collateral Value, the Collateral Value shall be calculated net of capital costs attributable to those reserves unless the capital costs have already been incurred and funded or, in cases in which the Collateral Value is being compared to a prospective loan amount, included in such loan amount.

(4) The present value shall be determined using future monthly net operating cash flow.

     "Contract Operating Agreement" shall mean the agreement dated as of the date hereof in which Borrower appoints Venus Exploration, Inc. as Operator for certain Properties and details certain matters concerning such appointment, substantially in the form annexed hereto as Exhibit 20.

     "Defensible Title" Under clause (a)(i) and (ii) of the definition of "Defensible Title": The following language is deleted in its entirety:
     "for the productive life of such Property".

     "Development Program" shall mean the projected program for the development of Properties as outlined in Exhibit 12 annexed to the Master Agreement, as such program may be amended as mutually agreed by Lender and Borrower.

     "Drawdown Fee" shall mean the Drawdown Fee equal to 1% of the amount of each drawdown under the Term Loan payable to Lender at the time of each drawdown.

     "Equity Conversion Agreement" shall mean the Equity Conversion Agreement, dated as of the date hereof, between Venus PLC and Stratum Group, L.P. annexed hereto as Exhibit 21.

     "Engineers" shall include (a) Netherlands Sewell and Associates, (b) Cawley, Gillespie & Associates, Inc., (c) Ryder Scott Company and (d) Williamson Petroleum Consultants or such other independent petroleum engineering firms that shall be acceptable to Lender.

     "Fixed Price Purchase and Sale Agreement" The definition of Fixed Price Purchase and Sale Agreement (and all references thereto) are hereby deleted.

     "Lease Operating Expenses" shall mean the lease operating expenses attributable to the Properties allowed under the applicable Operating Agreements and/or the Contract Operating Agreements (and calculated in accordance with COPAS), but not to exceed, in the aggregate, on an average per well basis, those monthly amounts set forth in Exhibit 22 hereto, and, if applicable, one-time extraordinary maintenance expense items customary for properties similar to the Properties and any extraordinary expenses incurred to remedy or mitigate a force majeure event.

     "Lender's Closing Expenses" Under the definition of "Lender's Closing Expenses": The following language is inserted before "fees" in each case in which such word appears: "reasonable".

     "Lender's Interest" shall mean the overriding royalty interest equal to 5% (five percent) of Borrower's Net Revenue Interest in all revenues and proceeds attributable to the Properties, as set forth in the Lender's Interest Conveyance, substantially in the form annexed to the Master Agreement as Exhibit 3, beginning (i) from September 1, 1996 with respect to Properties described in Exhibit 1 hereto as of the Closing Date, and
     (ii) from the effective date of the applicable acquisition with respect to Properties acquired by Borrower subsequent to the date hereof.

     "Loan Termination Date": The termination date of the Term Loan for purposes of clause (i) of the definition of Loan Termination Date is (a) with respect to Section 2.2(a)(i), (ii) and (iii) and the portion of
     Section 2.2(a)(iv) relating to Tranche A, October 8, 2001 and (b) with respect to Section 2.2(b) and the portion of Section 2.2(a) (iv) relating to Tranche B, seven (7) years from the date of the first drawdown under Tranche B.

     "Named Operators" shall include: Venus Exploration, Inc.

     "Net Revenue" Under the definition of "Net Revenue":

(1) Date after which revenues and expenses are deemed part of the calculation of Net Revenue: September 1, 1996.

(2)  Additional allowable expenses for purposes of calculating Net Revenue:

     (E) the cost of preparing the Reserve Report on a semi-annual basis.

     "Obligations" The following language is deleted in the first sentence of the definition of "Obligations": "or any Affiliate of Borrower".

     "Origination Fee" is deleted in its entirety.

     "Repayment Date" shall mean the last business day of each month, commencing November 30, 1996.

     "Total Proved Coverage Ratio" shall equal (at any particular time of determination) the ratio of (a) the Collateral Value with respect to all reserve categories, to (b) the outstanding principal and accrued and unpaid interest on the Term Loan.

     "Venus" shall mean Venus Exploration, Inc.

     "Venus PLC" shall mean Venus Energy PLC, a U.K. corporation.

     "Warrant Agreement" shall mean the Warrant Issuance Agreement, dated as of the date hereof, between Venus PLC and Stratum Group, L.P. annexed hereto as Exhibit 23.

     "Warrants" shall mean the warrants issued pursuant to the Warrant
     Agreement.

     "Well" shall mean any existing oil or gas well or salt water disposal well or any other well located on or related to the Properties, as described on
     Exhibit 1 annexed to the Master Agreement, or any well which may hereafter be drilled and/or completed thereon during the term of this Master Agreement, except as provided in Section 14.3, or any facility or equipment in addition to or replacement of any thereof. "Well" shall also include a "production unit" around any Well, which shall mean the amount of acreage permitted or prescribed by the applicable governmental authority having jurisdiction to qualify any such Well for the maximum production allowable or, in the absence of such governmental requirements, forty (40) acres for each oil Well and one hundred sixty (160) acres for each gas Well, the determination of "oil" and "gas" to be made in accordance with applicable state law and regulation. The production units for each Well hereunder shall, to the extent practicable, be in the form of a square, with the Well at the approximate center thereof.

     "Working Capital" shall mean the difference between current assets and current liabilities calculated in accordance with GAAP excluding the current portion of long term debt pertaining to the Term Loan and the interest thereon and any post-closing revenue adjustments relating to current assets.

ARTICLE II  The Loan

Section 2.1  Maximum Amount of the Facilities.

      Maximum aggregate amount of the Term Loan: $20,000,000. The parties agree that for tax allocation purposes $30,000 of the amount initially drawn under Tranche A of the Term Loan shall be deemed to be the payment by Stratum Group, L.P. for the Conversion Option (as defined in the Equity Conversion Agreement).

Section 2.2  Purpose of Drawdowns.

      a) "Tranche A": A maximum amount of $2,628,000 will be used to finance or refinance as the case may be:

            (i) up to $1,728,000 of the costs associated with the development of the Properties with proven reserves (as classified by an Engineer as of Closing);

            (ii) up to $600,000 of the costs associated with the development of Properties classified as probable, possible or exploratory (as classified by an Engineer as of Closing) and/or the cost of options purchased pursuant to any Price Protection Agreement;

            (iii) up to $100,000 of Lender's Closing Expenses and to the extent all of Lender's Closing Expenses have been paid and financed hereunder and this Section 2.2(a)(iii) is not fully drawn, the cost of the Reserve Report delivered at Closing and/or Borrower's legal expenses related to Closing; and

            (iv) up to $200,000 of the Drawdown Fee.

      b) "Tranche B": Up to $17,372,000 to finance or to refinance, as the case may be:

            (i) the costs associated with the continued development of proved and/or other oil and gas reserves; and/or

            (ii) the future acquisition and development of properties to be identified by Borrower subsequent to the Closing; and/or

            (iii) exploratory drilling costs incurred in connection with proved oil and gas reserves the continued development of which is financed under clause (i) above.

Section 2.3  Drawdown Procedure.

      Section 2.3(c) Additional requirements for drawdown:

A) Tranche A. Multiple drawdowns under Section 2.2(a)(i) will be permitted after Closing pursuant to the Development Program and upon presentation of AFEs and invoices supporting each drawdown request.

      Subject to Section 11.3, multiple drawdowns under Section 2.2(a)(ii) will be permitted after Closing provided that (i) after giving effect to each such drawdown, the Total Proved Coverage Ratio shall be equal to or greater than 1.50 to 1.0; (ii) based on the calculation of Collateral Value, it is projected that the Term Loan will be amortized by the Loan Termination Date; (iii) each such drawdown is made pursuant to the Development Program; (iv) Borrower shall have delivered AFEs and invoices supporting each drawdown request; and (v) the fixed prices achieved for the additional volumes to be hedged in connection with each such drawdown must be reasonably acceptable to Lender, and the hedged volumes will be increased such that the amount of such additional volumes at the hedged price, together with any other volumes hedged under the Term Loan, is 120% of the amount outstanding under the Term Loan.

      Multiple drawdowns under Section 2.2(a)(iii) and for the portion of
      Section 2.2(a)(iv) pertaining to Tranche A will be permitted immediately upon Closing. Multiple drawdowns under Section 2.2(a)(iv) with respect to those amounts pertaining to Tranche B will be permitted at the time of each drawdown under Tranche B. The final drawdown with respect to Section 2.2(a)(i), (ii) and (iii) shall occur no later than May 8, 1997.

B) Tranche B. Subject to Section 11.3, multiple drawdowns under Section 2.2(b) will be permitted provided that (i) prior to giving effect to each such drawdown, the PDP Collateral Coverage Ratio is equal to or greater than 1.25 to 1.0; (ii) after giving effect to each such drawdown, the Total Proved Coverage Ratio shall be equal to or greater than 1.50 to 1.0; (iii) based on the calculation of Collateral Value, it is projected that the Term Loan will be amortized by the Loan Termination Date; (iv) each such drawdown is made pursuant to a new development program acceptable to Lender and/or an acquisition agreement acceptable to Lender; (v) Borrower shall have delivered AFEs and invoices supporting each drawdown request; (vi) the fixed prices achieved for the additional volumes to be hedged in connection with each such drawdown must be acceptable to Lender, and the hedged volumes will be increased such that the amount of such additional volumes at the hedged price, together with any other volumes hedged under the Term Loan, is 120% of the amount outstanding under the Term Loan and (vii) the documents and agreements required pursuant to Section 11.4 herein, in form and substance satisfactory to Lender, shall be delivered to Lender duly executed by the applicable parties. The final drawdown under Tranche B shall occur no later than October 8, 1998.

      The following additional subsection is added to Section 2.3:

      "       2.3(e) Unless otherwise instructed by Borrower in the applicable drawdown request, Lender shall disburse drawdowns under Section 2.3(c) by wire transfer to the account of Borrower identified below:

     Account name:   IBC-San Antonio Branch, for further credit to
                     Venus Development, Inc.
     Account number: 65277-11
     Bank:           International Bank of Commerce, Laredo Texas
     ABA#:           114902528"

Section 2.5  Interest.

      2.5(a) Term Loan Interest Rate: a fluctuating rate equal to 1.0% (one percent) per annum above the Prime Rate with each change in such fluctuating interest rate to take effect simultaneously with the corresponding change in Prime Rate. "Prime Rate" as used in this Master Agreement shall mean the per annum rate of interest announced from time to time by Bank One, Texas, N.A. as its prime lending rate or, if unavailable, the then prevailing comparable rate announced by any successor thereof.

      Section 2.5(b) of the Master Agreement is hereby deleted and replaced in its entirety with the following language:

      "(b) Upon the occurrence of an Event of Default, the rate of interest applicable to the Term Notes hereunder shall increase by an additional rate equal to the lower of: (i) 2% (two percent), or (ii) the highest rate permitted by applicable law (the "Default Rate")."

Section 2.7  Time and Place of Payments.

      2.7 (a) The SG Account:

      Account number:  1890324906
      Account name:    Stratum Group Energy Partners, L.P.
      Bank:            Bank One, Texas, N.A.
      ABA #:           111000614

      The SG Account shall be maintained with an FDIC-insured bank.

Section 2.8  Deposits into SG Account

      2.8(a) The following language is inserted in Section 2.8(a) of the Master Agreement following "Working Interest": "and Lender's Interest".

Section 2.9  Cash Balance Account.

      2.9(c) If no Event of Default has occurred, Borrower may request a release of amounts credited to the Cash Balance Account on a monthly basis for (i) royalty payment distributions and Borrower's production and property related taxes, (ii) Borrower's share of Net Revenue in accordance with the Cash Flow Sharing Ratio and (iii) Lease Operating Expenses incurred in the prior month. If no Event of Default has occurred, Borrower may request a release of amounts credited to the Cash Balance Account on a semi-annual basis for expenses incurred in connection with the preparation of the Reserve Report. If an Event of Default has occurred, and Borrower has not requested a release of amounts credited to the Cash Balance Account on a monthly basis for (i) and (iii), Lender shall remit directly such amounts to the appropriate parties.

Section 2.10  Optional Prepayment of the Term Loan.

      Prepayment will not be permitted until the occurrence of the earlier of
      (i) the drawdown of all amounts under Section 2.2 and (ii) the three-year anniversary of the date of Closing. Prepayment will thereafter be permitted without penalty.


ARTICLE III  Security

      (d) The following language is inserted following "from time to time" in paragraph (d) of Article III of the Master Agreement: "on an annual basis".

      The following additional paragraph is inserted in Article III of the Master Agreement.

      "(h) Each of Venus and Venus PLC is executing this Master Agreement solely for the purpose of making the representations, warranties, covenants and agreements contained in Sections 4.4, 4.5, 4.11 and 4.12 of this Master Agreement, to the extent such Sections contain representations, warranties, covenants or agreements with respect to Venus and Venus PLC, respectively. Notwithstanding anything to the contrary in this Master Agreement, except to the extent set forth in the preceding sentence, Lender shall have no recourse to Venus, Venus PLC or their officers, directors or shareholders for the payment or performance of the Obligations, and such officers, directors and shareholders shall have no liability as a result of this Master Agreement, and Lender shall have no recourse to the officers, directors or shareholders of Borrower for the payment or performance of the Obligations.


ARTICLE IV  Inducing Representations

Section 4.1       Borrower's state of incorporation: Texas.

Section 4.2 Borrower's registered agent in its principal place of business: Will C. Jones IV

Section 4.3       Shareholder of Borrower's issued and outstanding stock:
                  Venus Exploration, Inc.

Section 4.4 The first sentence of Section 4.4 of the Master Agreement is deleted and replaced in its entirety with the following:

                  "The execution, delivery and performance of this Master Agreement, the Acquisition Agreements, the Term Notes, the Lender's Interest Conveyance, the other Security Documents and all and any other agreements, instruments and documents to be delivered by Borrower hereunder and under Annex A hereto and the creation of all liens, mortgages and security interests provided for herein are within Borrower's corporate power and authority and, only with respect to inducing representations outlined on the signature page of this Master Agreement, each of Borrower's Parent's and Venus PLC's corporate power and authority, have been duly authorized by all necessary and proper corporate action (including the consent of shareholders where required), are not in contravention of (i) any agreement or indenture to which Borrower, Borrower's Parent or Venus PLC, is a party or by which any of them is bound, (ii) the Certificate of Incorporation or By-Laws of Borrower, Borrower's Parent and Venus PLC and (iii) any provision of law, and the same do not require the consent, approval, authorization or license of any governmental body, agency, authority or any other Person which has not been obtained and a copy thereof furnished to Lender."

Section 4.5 Section 4.5 of the Master Agreement is deleted and replaced in its entirety with the following new Section 4.5:

                  "4.5 Each of Borrower, Borrower's Parent and Venus PLC is Solvent."

Section 4.6       Date of the Balance Sheet to be delivered by Borrower:
                  Closing Date.

Section 4.7       Date of acceptance of the Commitment Letter:  August 7, 1996.

Section 4.9       The following language is inserted at the beginning of
                  Section 4.9 of the Master Agreement:

                  "Except as set forth in Exhibit 24,"

Section 4.11 Section 4.11 of the Master Agreement is deleted and replaced in its entirety with the following new Section 4.11:

                  "4.11 Each of Borrower, Borrower's Parent and Venus PLC has filed all tax returns (including, but not limited to, Federal, State and local) required to be filed and paid all taxes shown thereon to be due including interest and penalties or has provided adequate reserves (in accordance with GAAP) therefor. No assessments have been made against any of Borrower, Borrower's Parent or Venus PLC by any taxing authority nor has any penalty or deficiency been made by any such authority. No Federal or other income tax return of any of Borrower, Borrower's Parent or Venus PLC is presently being examined by the Internal Revenue Service or any State, local or other tax authority nor are the results of any prior examination by the Internal Revenue Service or any State, local or other tax authority being contested by any of Borrower, Borrower's Parent or Venus PLC. All ad valorem, property, production, excise, severance, windfall profit and similar taxes and assessments based on or measured by the ownership of property or the production or removal of Hydrocarbons or the receipt of proceeds therefrom from the Properties have been and will be timely paid. Borrower, Borrower's Parent, Venus PLC and all predecessors in interest to any of the Properties have paid all taxes required to be paid by them such that no taxing authority has any right to assert any lien over or other interest in the Properties.

Section 4.12 Section 4.12 of the Master Agreement is deleted and replaced in its entirety with the following new Section 4.12:

                  "4.12 No action or proceeding is now pending or is threatened against any of Borrower, Borrower's Parent, Venus PLC or any Named Operator with respect to the Properties, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of the Federal or State government or of any municipal government or any agency or subdivision thereof, or before any arbitrator or panel of arbitrators and neither Borrower, Borrower's Parent, Venus PLC, nor any Named Operator has accepted liability for any such action or proceeding. There is no proceeding pending before any governmental agency (including, but not limited to, Federal, State or local) and, to the knowledge of each of Borrower, Borrower's Parent and Venus PLC, no investigation has been commenced before any such government agency the effect of which, if adversely decided, would materially adversely affect or impair Borrower's, Borrower's Parent's, Venus PLC's or any Named Operator's respective business or financial condition.

Section 4.14      Outstanding Indebtedness at Closing Date: None.

Section 4.17 Borrower may commit to make Investments in connection with the acquisitions and/or development funded under Tranche B subject to Lender's approval.

Section 4.19 Additional agreements between Lender and Borrower with respect to which Borrower must represent that the transactions contemplated by such agreements will not adversely affect any license, permit or authorization: Crude Oil Purchase and Sale Option Agreement, the Natural Gas Purchase and Sale Option Agreement, the Price Protection Agreement, the Equity Conversion Agreement and the Warrant Agreement.

Section 4.21 The following language is inserted in Section 4.21 of the Master Agreement following the words "in the ordinary course of business":

                  "and such liabilities arising under the Operating Agreements in the ordinary course of business".

Section 4.28      The following language is inserted at the beginning of
                  Section 4.28 of the Master Agreement:

                  "Except as set forth in Exhibit 25,"

Section 4.33      The following language is inserted at the beginning of clause
                  (iii) of Section 4.33 of the Master Agreement:

                  "except as set forth in Exhibit 26,"

                  Clause (v) of Section 4.33 is deleted and replaced in its entirety with the following new clause (v):

                  "(v) the terms of the Leases and other interests do not provide that they will expire on a date certain, nor after a specific number of years from some starting date."

Section 4.40      Borrower's federal taxpayer identification number:
                  74-2795040.


ARTICLE V  Financial Statements and Information; Certain Notices to Lender

Section 5.2 In Section 5.2 of the Master Agreement, "thirty (30)" is hereby deleted and replaced in its entirety with the following: "forty-five (45)".

Section 5.5 Dates for delivery of the Reserve Report on a semi-annual basis: The first Reserve Report with an effective date of September 1, 1996 shall be delivered no later than Closing and thereafter within thirty (30) days after the March 31 effective date and the September 30 effective date of each Reserve Report each year.

Section 5.8 The following language is inserted before "satisfactory to Lender" in Section 5.8 of the Master Agreement: "reasonably".


ARTICLE VIII  Affirmative Covenants

Section 8.7 Threshold for notice as to damage or destruction or loss or depreciation of Collateral: $50,000.

Section 8.12      Section 8.12 is amended to add the following:

                  "(j) Business Interruption Insurance, customary for the industry, in an amount not less than the amount specified in the Schedule."

                  Borrower shall or shall cause Venus to maintain Worker's Compensation/Employer's Liability Insurance, Comprehensive or Commercial General Liability Insurance, Pollution Liability Insurance, Comprehensive Automobile Liability Insurance and Operator's Extra Expense or Energy Exploration and Development Insurance, "All Risk" Property Insurance, Builder's Risk Insurance and Business Interruption Insurance in the amounts to be determined prior to the first drawdown hereunder.

Section 8.18 Section 8.18 of the Master Agreement is deleted and replaced in its entirety with the following new Section 8.18:

                  "8.18 so long as any Obligation remains unfulfilled or any Collateral remains located at any of the Properties or other facilities owned, leased, or used by Borrower, (i) accord, and cause each of the Operators to accord, Lender or its agent or consultants, including without limitation, the Engineers, at their sole cost, risk, and expense, full and unrestricted access to the Properties and such other facilities, to the financial and operational records of Borrower and each of the Operators and to any other facilities including pipelines, so as to permit Lender or its agents or its consultants to, among other things, witness workovers and other field activities, audit records or take delivery of production, (ii) allow Lender to examine and inspect all property, including, without limitation, the Collateral and to examine, inspect and copy all books and records with respect thereto or relevant to the Obligations, in each case (i) and (ii) during Borrower's normal business hours with such notice to Borrower as is reasonable under the circumstances, and subject to reasonable safety restrictions and in accordance with custom in the industry and the applicable Operating Agreement. Borrower shall give Lender due notice of workovers and other field activities to permit Lender to exercise its rights under clause (i) above. Borrower will allow the Lender access to appropriate officers, employees and agents of Borrower to discuss the affairs, finances and accounts of Borrower at such reasonable times and as often as Lender reasonably may request, and will allow Lender to discuss with Borrower's officers, independent consultants, and Operators, and other Persons, and such Persons are hereby authorized to discuss with Lender, Borrower's business, assets, liabilities, financial condition, results of operations and business prospects, and Borrower hereby irrevocably authorizes Lender to obtain from such Persons maintaining any such records, any service records relating to Borrower or any of the Property subject to Lender's security interest or lien;"

Section 8.20 The following is inserted in the first clause of the first sentence of Section 8.20 of the Master Agreement after "Operating Agreements":

                  "in all material respects".

ARTICLE IX  Negative Covenants

Section 9.6 The following is inserted in Section 9.6 of the Master Agreement after the word "assets":

                  "with a value greater than $50,000 per occurrence or $100,000 per annum"

Section 9.11 Section 9.11 of the Master Agreement is deleted and replaced in its entirety with the following new Section 9.11:

                  "make, or suffer to exist, any Investment, other than in connection with the acquisitions and/or development funded under Tranche B subject to Lender's approval;"

Section 9.19      The following is inserted at the end of Section 9.19:

                  "which approval shall not be unreasonably withheld".

Section 9.20 Borrower shall not give its consent under the terms of the applicable Operating Agreements to any capital expenditure in excess of $50,000 for any one capital expenditure or in excess of $100,000 in the aggregate during any twelve-month period without the approval of Lender except in cases of emergency or as required by law.

Section 9.21 The following is inserted in clause (i) of Section 9.21 of the Master Agreement following "commercial production,":

                  "except to the extent that Lender's Interest causes such Well to become uneconomic, in which case Lender shall convert the Lender's Interest into a net profits interest or a working interest at Lender's discretion based on a methodology to be mutually agreed by Lender and Borrower at such time; provided that, if, subsequent to the conversion of the Lender's Interest, such Well becomes or continues to be uneconomic, and Lender does not believe that such Well should be abandoned, Borrower may transfer all of its interest in such Well to Lender in exchange for the salvage value of all Equipment and the express assumption of all plugging and abandonment liability relating to such Well, and if, subsequent to the conversion of the Lender's Interest into a Working Interest, such Well becomes or continues to be uneconomic, and Borrower does not believe that such Well should be abandoned, Lender may transfer all of its interest in such Well to Borrower in exchange for the salvage value of all Equipment and the express assumption of all plugging and abandonment liability relating to such Well"

ARTICLE XI  Closing; Conditions Precedent to Closing

Section 11.1         Closing Date:  October 8, 1996.

Section 11.2         The following is inserted in the first sentence of
                     Section 11.2 of the Master Agreement after the first reference to the word "documents":

                     "and satisfy those conditions."

Section 11.2(a) Name of Borrower's counsel providing the legal opinions required by Section 11.2(a) of the Master Agreement:
                     Andrews & Kurth L.L.P.

Section 11.2(c) Section 11.2(c) of the Master Agreement is deleted and replaced in its entirety with the following new Section 11.2(c):

                     "Venus' unaudited financial statements, including balance sheets, dated as of July 31, 1996 and August 31, 1996 (estimated), each prepared in accordance with GAAP, dated and certified as of the Closing Date by Venus' President or chief financial officer showing the financial position of Venus and a summary of the financial history and historical balance sheets of Venus Oil Company."

Section 11.2(e)      Minimum Working Capital of Borrower at Closing Date:
                     $100,000.

Section 11.2(f)(iii) Additional documents to be delivered by Borrower in form and substance acceptable to Lender and other conditions to be satisfied at Closing (including without limitation those documents listed in Annex A):

                     (A) Contract Operating Agreement.

                     (B) Venus PLC shall execute and deliver to Lender the Warrant Agreement and the Equity Conversion Agreement in the forms attached hereto as Exhibits 23 and 21, respectively.

                     (C) Evidence that the prices achievable under the Price Protection Agreement shall be equal to or greater than $17.25 BO and $1.85 MMBTU based on NYMEX prices.

Section 11.3(c) The following language is inserted at the end of Section 11.3(c) of the Master Agreement:

                  "including, to the extent Borrower is required to deposit the proceeds of any drawdown hereunder into an escrow account in connection with the development of the Properties, documentation evidencing the assignability of the related escrow agreement to Lender and the requirement that any escrowed funds not released in accordance with the terms of the escrow agreement be returned to Lender"

Section 11.3(d) (i) Title opinions issued by counsel or other title materials, in each case reasonably acceptable to Lender, with respect to the Properties relating to such drawdown including any farm-out agreements and other development contracts; (ii)
                  Exhibit 1 to the Master Agreement in form and substance satisfactory to Lender; (iii) documentation evidencing ownership by the Borrower of the Properties relating to the drawdown, including assignments and transfers of contract rights and other property interests (including interests created pursuant to farm-out agreements, if any) to Borrower;
                  (iv) satisfaction of the requirements set forth in Section 11.2(a); (v) insurance required by Section 8.12 in amounts satisfactory to the Lender; (vi) if such drawdown relates to the Nome property, environmental review of the Nome property;
                  (vii) AFEs and well plats with respect to the Properties;
                  (viii) list of Borrower's account debtors, purchasers of Hydrocarbons, Operators and other obligors to whom notices of assignment of proceeds shall be sent and (ix) Exhibits 24, 25 and 26 to the Master Agreement and Exhibit 1 to the Crude Oil Purchase and Sale Master Option Agreement and the Natural Gas Purchase and Sale Option Master Agreement.

The following additional section is added to Article XI of the Master
Agreement:

Section 11.4 "11.4 (a) In addition to the conditions precedent outlined in Section 11.3 and Section 2.3 herein, as conditions precedent to the making of the initial drawdown with respect to each new development and/or acquisition project under Tranche B approved by Lender, on or before the date on which such drawdown is requested, with respect to the Properties relating to such drawdown, Borrower shall deliver the following documents and agreements, to the extent not previously delivered under Section 11.2, duly executed by the applicable parties and in form and substance satisfactory to
                  Lender:

     (i) an opinion of counsel named in the Schedule (or local counsel as necessary) substantially in the form annexed hereto as
                  Exhibit 10 to the extent applicable;





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
     (ii) Amendment to Exhibit 6 hereto adding the documentation evidencing ownership by the Borrower of the Properties relating to the drawdown, including assignments and transfers of contract rights and other property interests (including interests created pursuant to farm-out agreements, if any) to Borrower;

     (iii) Amendment to Exhibit 1 hereto adding the Properties relating to the drawdown;

     (iv) Amendment to Exhibit 2 hereto adding the Equipment located on or under any of the lands attributable to the Properties relating to the drawdown;

     (v) Amendments to the Crude Oil Purchase and Sale Option Agreement and the Natural Gas Purchase and Sale Option Agreement giving the Lender the right to purchase the production attributable to the Properties relating to the drawdown;

     (vi)         Lender's Interest Conveyance;

     (vii)        Operating Agreements;

     (viii) Notice of security interest to Borrower's account debtors, Purchasers of Hydrocarbons, Operators and other obligors substantially in the form of Exhibit 8 hereto;

     (ix) Title opinions issued by counsel or other title materials, in each case reasonably acceptable to Lender, with respect to the Properties relating to such drawdown including any farm-out agreements and other development contracts;

     (x) Deed of Trust, Mortgage, Assignment of Production, Security Agreement and Financing Statement substantially in the form of Exhibit 27 hereto;

     (xi) UCC financing statements for filing in the appropriate jurisdictions;

     (xii) a Reserve Report, in form and substance acceptable to Lender, prepared by one of the Engineers if the reserves attributable to the Properties relating to the drawdown were not covered in the Reserve Report delivered at Closing;

     (xiii) Amendment to the Price Protection Agreement to augment or adjust the Notional Amount as necessary; and





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
     (xiv) evidence that the Operator has obtained from any other working interest owners of the Properties relating to the drawdown (A) the consent of each such working interest owner to the drilling of the applicable well if such consents are required pursuant to the applicable Operating Agreement and
                  (B) payment of each working interest owner's share of the cost of drilling such well to the extent required pursuant to the terms of the applicable Operating Agreement."


ARTICLE XII  Events of Default

Section 12.1(a) The following language is inserted at the end of Section 12.1(a) of the Master Agreement: "unless such failure results from the event described in Section 5.3(a) of the Natural Gas Purchase and Sale Option Master Agreement or the Crude Oil Purchase and Sale Option Master Agreement"

Section 12.1(b)   The following language is inserted prior to "Articles V," in
                  Section 12.1(b) of the Master Agreement: "Section 4.13,"

Section 12.1(c)   The following language is inserted prior to "Articles V," in
                  Section 12.1(c) of the Master Agreement: "Section 4.13,"

Section 12.1(h) The threshold amount for any judgement, above which there is an Event of Default: $50,000.

Section 12.1(l) The following language is inserted at the end of Section 12.1(l) of the Master Agreement: "or its agents".

Section 12.1(u) PDP Collateral Coverage Ratio below which there would be an Event of Default: 1.25 to 1.0; provided, however, Borrower will not be required to meet this ratio until the completion of the development contemplated under Tranche A. Upon the commencement of each additional project funded under Tranche B, the PDP Collateral Coverage Ratio requirement will be suspended until the completion of each such development project. Upon completion of each such development project, the PDP Collateral Coverage Ratio below which there would be an Event of Default: 1.25 to 1.0. In the event that more than one project is ongoing, the PDP Collateral Coverage Ratio shall be measured at the completion of each project without giving effect to the additional loan amount associated with not yet completed projects.

Section 12.1(x) Borrower's minimum Working Capital (calculated in accordance with





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
                  GAAP but excluding the current portion of long-term debt) below which there would be an Event of Default: $100,000.

ARTICLE XIV  General Provisions

Section 14.3 Additional terms and conditions pursuant to Section 14.3 of the Master Agreement:

                  Until the earlier of (i) the date on which all amounts under Tranche A and Tranche B have been drawn, or (ii) the date on which all amounts drawn under Tranche A and Tranche B have been repaid in full, Lender shall have the right of first refusal to finance any future acquisition and/or development of the Properties on the same terms and conditions set forth herein so long as such development meets the criteria of Tranche B herein. If Lender does not exercise its right to finance any particular acquisition and/or development, then Borrower may seek to obtain alternate financing, and Lender agrees (A) to reconvey its Lender's Interest with respect to additional Wells attributable to such future development and
                  (B) to release any mortgage it holds on such Wells (or portions of the Properties) where such future development will occur, in each case if and as necessary to permit another financial institution or industry participant to finance or fund such future development.

Section 14.4 It is understood in this Section 14.4 that Borrower is obligated to pay only up to $100,000 of Lender's Closing Expenses.

Section 14.5 The last two sentences of Section 14.5 of the Master Agreement are deleted and replaced in their entirety with the following:

                  "Lender need not delay action on notice transmitted orally by Borrower until receipt of written confirmation of such notice. In the event that a discrepancy exists between the notice received by Lender orally and the written confirmation, or in the absence of a written confirmation, the oral notice, as understood by Lender will be deemed the controlling and proper notice until written confirmation is received."





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
Addresses for notices:

If the Lender, to:

c/o Stratum Group, L.P.
650 Fifth Avenue
New York, NY  10019
Attention of Richard E. Bani, Senior Vice President
Telephone:  (212) 641-1500
Telecopy:   (212) 262-0596

with a copy to:
Sullivan & Cromwell
125 Broad Street
New York, NY  10004
Attention of Kenneth M. Raisler, Esq.
Telephone:  (212) 558-4575
Telecopy:   (212) 558-3588


If the Borrower, to:

c/o Venus Exploration, Inc.
One Riverwalk Place
700 N. St. Mary's Street
San Antonio, Texas  78205-3512
Attention of Eugene L. Ames, Jr., Chairman and Chief Executive Officer
Telephone:  (210) 222-9481
Telecopy:  (210) 226-6133

with a copy to:

Jones & Faye PLLC
112 E. Pecan, Suite 2500
San Antonio, Texas 78205
Attention of Will C. Jones, Esq.
Telephone:  (210) 227-4260
Telecopy:  (210) 227-4268





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
Section 14.18     The following additional section is added to Article XIV:

      "Section 14.18 If Lender sells, conveys or otherwise transfers the Lender's Interest, or any part thereof, to any party who is not an Affiliate of Lender (except in the case of a reconveyance to Borrower pursuant to Section 14.3 hereof), Borrower and Lender agree that the Equity Conversion Agreement shall terminate, and neither the Lender, nor any successor or assignee thereof, shall have any rights thereunder."





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